Exhibit 10.1

ASSET PURCHASE AGREEMENT

dated as of April 22, 2022

by and among

AULT ALLIANCE, INC., or its designee(s),

as Buyer,

and

EYP Group Holdings, Inc.

and

ITS SUBSIDIARIES AND AFFILIATES SIGNATORY HERETO

as Sellers

TABLE OF CONTENTS

Page

ARTICLE 1	DEFINITIONS	1
1.1	Defined Terms	1
1.2	Interpretation	17
ARTICLE 2	ACQUIRED ASSETS AND ASSUMPTION OF LIABILITIES	18
2.1	Assets to be Acquired	18
2.2	Liabilities to be Assumed by Buyer	18
2.3	Excluded Liabilities	18
2.4	Wrong Pockets	18
2.5	Assumption and Assignment of Contracts and Leases	18
ARTICLE 3	CLOSING; PURCHASE PRICE	20
3.1	Closing; Transfer of Possession; Certain Deliveries	20
3.2	Consideration	22
3.3	Allocation of Purchase Price	22
ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF SELLERS	23
4.1	Organization	23
4.2	Authorization of Transaction	23
4.3	Governmental Consents	23
4.4	No Conflicts	24
4.5	Acquired Assets	24
4.6	Litigation; Orders	24
4.7	Tangible Personal Property	25
4.8	Employment Matters	25
4.9	Compliance with Laws; Permits	26
4.10	Trade Controls	26
4.11	Anti-Bribery Laws	27
4.12	Contracts and Leases	27
4.13	Real Property	27
4.14	Intellectual Property	28
4.15	Brokers’ Fees and Commissions	28
4.16	Financial Statements	28
4.17	Tax Matters	29
4.18	Employee Benefits Matters	29
4.19	Absence of Changes	31
4.20	Exclusive Representations and Warranties	31
ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF BUYER	31
5.1	Organization	31
5.2	Due Authorization, Execution and Delivery; Enforceability	32
5.3	Governmental Approvals	32
5.4	No Conflicts	32

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5.5	Sufficiency of Funds	32
5.6	Adequate Assurances Regarding Executory Contracts	32
5.7	Exclusive Representations and Warranties	33
5.8	No Outside Reliance	33
ARTICLE 6	COVENANTS OF THE PARTIES	33
6.1	Conduct of Business Pending the Closing	33
6.2	Access	35
6.3	Public Announcements	35
6.4	Tax Matters	35
6.5	Commercially Reasonable Efforts	36
6.6	Further Assurances	37
6.7	Bankruptcy Court Matters	37
6.8	Cure Costs	39
6.9	Preservation of Books and Records	40
6.10	Notification of Certain Matters	40
6.11	Confidentiality	40
6.12	Employees	40
6.13	Bulk Transfer Laws	41
6.14	Collection of Accounts Receivable	42
6.15	Use of Name and Marks	42
6.16	No Successor Liability	42
ARTICLE 7	CONDITIONS TO OBLIGATIONS OF THE PARTIES	42
7.1	Conditions Precedent to Obligations of Buyer	42
7.2	Conditions Precedent to the Obligations of Sellers	43
7.3	Frustration of Conditions Precedent	44
ARTICLE 8	TERMINATION	44
8.1	Termination of Agreement	44
8.2	Consequences of Termination	46
ARTICLE 9	MISCELLANEOUS	46
9.1	Expenses	46
9.2	Assignment	46
9.3	Parties in Interest	46
9.4	Notices	47
9.5	Choice of Law	47
9.6	Entire Agreement; Amendments and Waivers	48
9.7	Counterparts; Facsimile and Electronic Signatures	48
9.8	Severability	48
9.9	Headings	48
9.10	Exclusive Jurisdiction; Specific Performance	48
9.11	WAIVER OF RIGHT TO TRIAL BY JURY	49
9.12	Survival	50
9.13	Computation of Time	50
9.14	Time of Essence	50

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9.15	Non-Recourse	50
9.16	Disclosure Schedules	50
9.17	Sellers’ Representative; Dealings Among Sellers	51
9.18	Mutual Drafting	51
9.19	Fiduciary Obligations	51
9.20	No Right of Set-off	51

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of April 22, 2022 (the “Agreement Date”), is by and among EYP Group Holdings, Inc., a Delaware corporation (“EYP”), and each of EYP’s Subsidiaries and Affiliates listed on the signature pages hereto (together with EYP, “Sellers” or the “Company”, and each, a “Seller”) and Ault Alliance, Inc., a Delaware corporation, or its designee(s) (“Buyer”). Each Seller and Buyer are referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, Sellers engage in the business of providing architectural and engineering design services, and related consulting, to public and private clients (the “Business”);

WHEREAS, on or about April 24, 2022, Sellers (collectively, the “Debtors”), will commence voluntary cases (collectively, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) by filing petitions for relief in the Bankruptcy Court (the date of such filing, the “Petition Date”);

WHEREAS, Sellers have agreed to sell to Buyer, and Buyer has agreed to purchase, the Acquired Assets as of the Closing, and Buyer is willing to assume from Sellers the Assumed Liabilities as of the Closing, in each case upon terms and subject to the conditions set forth hereinafter (including the Auction);

WHEREAS, the board of directors, including the independent directors, of EYP, and the boards of directors or other governing bodies of the other Sellers have each determined that it is advisable and in the best interests of Sellers and their creditors to consummate the Transactions, and have approved this Agreement;

WHEREAS, Sellers intend to seek the entry of the Bidding Procedures Order and the Sale Order by the Bankruptcy Court approving the Transactions contemplated by this Agreement and authorizing Sellers to consummate the Transactions upon the terms and subject to the conditions set forth herein and in the Bidding Procedures Order and the Sale Order (each as defined below) to be entered in the Chapter 11 Cases under sections 105, 363, 365 and other applicable provisions of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1       Defined Terms. As used herein, the terms below shall have the following respective meanings:

“Acquired Assets” shall mean all properties, assets, interests and rights of every nature, tangible and intangible of Sellers (real or personal, now existing or hereafter acquired, whether or not reflected on the books or financial statements of Sellers) Relating to the Business, and in any event, including the following assets of Sellers, except the Excluded Assets shall not be Acquired Assets:

(a)       all accounts and notes receivable of the Business (whether current or non-current), including unbilled revenue under the Assumed Contracts, and all causes of action specifically pertaining to the collection of the foregoing, except as set forth on Schedule 1.1(a);

(b)       subject to Section 2.5, all rights of Sellers under the Assumed Contracts and Assumed Leases, including Sellers’ rights with respect to the Leased Real Property subject to the Assumed Leases;

(c)       subject to the right of Sellers to retain copies (at Sellers’ expense and subject to Section 6.9), all Acquired Business Information, including customer lists, customer data, customer contact information, correspondence with present or prospective customers or suppliers, mailing lists, distribution lists, and supplier lists, in the possession or control of any Seller and whether in hard or electronic format;

(d)       all intangible personal property (other than Intellectual Property) owned by Sellers, including all goodwill Relating to the Business, the Acquired Assets and/or the Assumed Liabilities;

(e)       all tangible assets, including equipment, machinery, furniture, supplies, computer hardware, data networks, servers, communication equipment, software, discs, stored data, raw materials, work in progress, finished goods, and other tangible personal property Relating to the Business;

(f)       to the extent transferrable, all rights of Sellers to refunds, reimbursements, promotional allowances, vendor rebates and similar items, all warranties, express or implied, received from third parties, claims, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature relating to the Acquired Assets or the Assumed Liabilities;

(g)       all prepaid expenses of Sellers relating to any of the Assumed Contracts or Assumed Leases, including deposits, security deposits, merchant deposits, prepaid rent and prepaid expenses;

(h)       to the extent transferable, all Intellectual Property owned or licensed by any Seller Relating to the Business (the “Transferred Intellectual Property”) and all evidence of such Transferred Intellectual Property which is in any Seller’s possession, custody or control;

(i)       to the extent transferable and assignable, Sellers’ interest in all licenses, License Agreements, and Licensed Software;

(j)       all Permits Relating to the Business and all pending applications for such Permits, but only to the extent transfer or assignment of such Permits or such applications to Buyer is permitted by Law (collectively, the “Acquired Permits”);

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(k)       all Avoidance Actions; provided that neither the Buyer, nor any Person claiming by, through or on behalf of the Buyer (including by operation of law, sale, assignment, conveyance or otherwise) shall pursue, prosecute, litigate, institute or commence an action based on, assert, sell, convey, assign or file any claim that relates to the Avoidance Actions;

(l)       to the extent transferable, the Benefit Plans identified on Schedule 1.1(l) to the Disclosure Schedules (collectively, “Assumed Benefit Plans”), including, for the avoidance of doubt, that certain Executive Nonqualified “Excess” Plan pursuant to the Adoption Agreement dated as of September 1, 2011, as thereafter amended (the “Excess Plan”), and any contributions or pending contributions to the Assumed Benefit Plans held or to be held by or on account of Sellers;

(m)       to the extent transferable, the insurance policies and binders of any Seller set forth on Schedule 1.1 (m) to the Disclosure Schedules, including all rights, benefits and proceeds under or arising out of such insurance policies, Relating to the Business or any of the Acquired Assets or Assumed Liabilities (but excluding any returns and refunds of any premiums paid, or other amounts due back to Sellers, with respect to cancelled policies) (the “Assumed Insurance Policies”);

(n)       all insurance proceeds received by Sellers (whether before or after the Closing Date) with respect to Acquired Assets or Assumed Liabilities;

(o)       any loss reserves held by Sellers on account of any Assumed Liabilities;

(p)       the capital stock of the Subsidiaries of EYP set forth on Schedule 1.1(p) (“Acquired Capital Stock”) that are not debtors (as defined in 11 U.S.C. § 101(13)) on the Closing Date;

(q)       all organizational documents, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock certificates, and other documents relating to any Seller’s organization, maintenance, existence, and operation, in each case relating solely to the Sellers which capital stock constitutes Acquired Capital Stock and/or the Joint Venture Interests; and

(r)       to the extent transferable, the Joint Venture Interests.

“Acquired Business Information” shall mean all books, financial information, records, files, ledgers, documentation, instruments, research, papers, data, telephone numbers Related to the Business, websites and URLs Related to the Business, social media accounts, business plans, litigation files, credit information, cost and pricing information, marketing materials and information, sales or technical literature or similar information that, in each case, is in the possession or control of any Seller and, in each case, is Relating to the Business, including, equipment records, files and assignment documentation pertaining to existence, availability, registrability or ownership of the Company’s Intellectual Property and documentation of the development, conception or reduction to practice thereof; provided that Acquired Business Information shall not include any information (i) that requires consent of a third-party for transfer hereunder, unless such consent is obtained (including pursuant to the Sale Order), or (ii) that if transferred hereunder would violate any Law.

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“Acquired Capital Stock” shall have the meaning specified within the definition of “Acquired Assets.”

“Acquired Permits” shall have the meaning specified within the definition of “Acquired Assets.”

“Affiliate” shall, with respect to any Person, mean any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, through ownership of voting securities or rights, by contract, as trustee, executor or otherwise.

“Agreement” shall mean this Asset Purchase Agreement, together with the exhibits and the Disclosure Schedules, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Agreement Date” shall have the meaning specified in the preamble.

“Allocation” shall have the meaning specified in Section 3.3.

“Alternative Transaction” shall mean (i) the approval by the Bankruptcy Court of a sale or sales of a material portion of the Acquired Assets, or the equity interests in one or more Sellers and/or Affiliates or Subsidiaries of any Seller, to a Person other than Buyer, and (ii) the filing of a plan of reorganization or liquidation that does not contemplate the sale of the Acquired Assets to Buyer in accordance with the terms hereof.

“Anti-Bribery Laws” shall have the meaning specified in Section 4.11.

“Assumed Contracts” shall have the meaning specified in Section 2.5(a).

“Assumed Insurance Policies” shall have the meaning specified in Section 1.1(m).

“Assumed Leases” shall have the meaning specified in Section 2.5(a).

“Assumed Liabilities” shall mean the following Liabilities:

(s)       all Liabilities of Sellers under each of the Assumed Contracts, including billing in advance and accrued accounts payable due to Sellers’ consultants, in each case whether arising prior to, from, or after the Closing Date;

(t)       all Liabilities of Sellers under each of the Assumed Leases, whether arising prior to, from, or after the Closing Date;

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(u)       all Liabilities related to Property Taxes, or any other Taxes, imposed upon or assessed directly against the Acquired Assets, to the extent arising due to operation of the Business or ownership of Acquired Assets from and after the Closing Date;

(v)       all Liabilities related to client prepayments and overpayment, refunds, credits, reimbursements and related adjustments with respect to any Assumed Contract;

(w)       all Liabilities related to Transfer Taxes related to the Transaction, solely to the extent the total amount of such Liabilities does not exceed $25,000.00;

(x)       all Liabilities, to the extent arising from and after the Closing, with respect to or relating to the ownership or operation of any of the Acquired Assets;

(y)       all accrued and unused vacation hours, sick time, or other paid time off of the Transferred Employees accrued in the Ordinary Course of Business and identified in the schedules provided by Sellers pursuant to Sections 4.8(c) and (d);

(z)       all Liabilities with respect to the Transferred Employees as identified in the schedules provided by Sellers pursuant to Sections 4.8(c)(ii);

(aa)     all Liabilities relating to the Assumed Benefit Plans;

(bb)     all Liabilities related to the Incentive Plan;

(cc)     all Liabilities related to the Assumed Insurance Policies;

(dd)     all Liabilities under the WARN Act related to the Transactions solely to the extent arising due to Buyer’s breach of Section 6.12 below;

(ee)     all Liabilities incurred as a result of performance of Services by or on behalf of the Company under the Transition Services Agreement, subject to the terms of the Transition Services Agreement;

(ff)     all Cure Costs, which shall be payable only when an Assumed Contract or Assumed Lease is assumed and assigned pursuant to Section 2.5; and

(gg)     all Liabilities Relating to completed or nearly completed client projects as set forth on Schedule 1.1(o); provided, however, the Liabilities identified on Schedule 1.1(o) shall constitute Assumed Liabilities solely in the event that the Sale Order determines that the insurance policies and proceeds thereunder identified on Schedule 1.1(o) with respect to each Liability set forth on Schedule 1.1(o) are Acquired Assets.

“Auction” shall have the meaning set forth in the Bidding Procedures.

“Audited Financial Statements” shall have the meaning specified in Section 4.16.

“Avoidance Actions” shall mean any and all claims for avoidance and recovery of any Seller under chapter 5 of the Bankruptcy Code Relating to the Acquired Assets or Assumed Liabilities or which may be asserted against counterparties to any Assumed Contract or Assumed Lease.

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“Back-Up Bidder” shall have the meaning specified in Section 6.7(h).

“Bankruptcy Code” shall have the meaning specified in the recitals.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware or any other court having jurisdiction over the Chapter 11 Cases from time to time.

“Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075.

“Benefit Plan” shall mean any employee benefit plan (including as defined in Section 3(3) of ERISA) or any deferred compensation, bonus, pension, retirement, profit sharing, savings, incentive compensation, stock purchase, stock option or other equity or equity-linked compensation, disability, death benefit, hospitalization, medical, dental, life, employment (other than any offer letter or employment agreement that is terminable “at will” without the payment of severance), retention, change in control, termination, severance, separation, vacation, sick leave, holiday pay, paid time off, leave of absence, fringe benefit, compensation, incentive, insurance, welfare or any similar plan, program, policy, practice, agreement or arrangement (including any funding mechanism therefor), written or oral, whether or not subject to ERISA, and whether funded or unfunded, in each case that is adopted, sponsored, maintained, entered into, contributed to, or required to be maintained or contributed to, by any Seller for the benefit of any Employee, or pursuant to or in connection with which any Seller could have any Liabilities in respect of any Employee or beneficiary of any Employee.

“Bidding Procedures” shall mean bidding procedures approved by the Bankruptcy Court pursuant to the Bidding Procedures Order, which bidding procedures shall be in substantially the form attached hereto as Exhibit A.

“Bidding Procedures Motion” shall mean a motion acceptable to the Buyer in its sole discretion seeking Bankruptcy Court approval of the Bidding Procedures, which shall (a) include Bankruptcy Court authorization of the payment of the Break-Up Fee and Expense Reimbursement; (b) establish notice and service requirements to all creditors and parties in interest of the Transactions and the Sale Hearing; (c) establish a deadline for submission of competing bids for the Acquired Assets and assumption of the Assumed Liabilities; and (d) establish thresholds for initial and subsequent overbids.

“Bidding Procedures Order” shall mean an Order of the Bankruptcy Court approving the Bidding Procedures which shall be in form and substance satisfactory to Buyer in its sole discretion.

“Bill of Sale and Assignment and Assumption Agreement” shall mean a bill of sale and assignment and assumption agreement to be entered into by Sellers and Buyer concurrently with the Closing, substantially in the form of Exhibit B.

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“Break-Up Fee” shall be an amount equal to $2,000,000.

“Business” shall have the meaning specified in the recitals.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banking institutions in the State of New York are not required to open.

“Buyer” shall have the meaning specified in the preamble.

“Buyer Material Adverse Effect” shall mean a material adverse effect on the ability of Buyer to consummate the Transactions.

“Chapter 11 Cases” shall have the meaning specified in the recitals.

“Claim” shall mean all charges, proceedings, actions, claims (including administrative claims), counterclaims, suits, proceedings, rights of action, causes of action, Liabilities, losses, damages, remedies, penalties, judgments, settlements, costs, expenses, fines, disbursements, demands, reasonable costs, fees and expenses of counsel, including in respect of investigation, interest, demands and actions of any nature or any kind whatsoever, known or unknown, disclosed or undisclosed, accrued or unaccrued, matured or unmatured, choate or inchoate, legal or equitable, and arising in tort, contract or otherwise, including any “claim” as defined in the Bankruptcy Code.

“Closing” shall have the meaning specified in Section 3.1(a).

“Closing Date” shall have the meaning specified in Section 3.1(a).

“Closing Working Capital” means, in each case generated from and by the Business prior to Closing, (a) all accounts receivable of Sellers under the Assumed Contracts net of any allowance for uncollectable accounts receivable less (b) any outstanding accounts payable, determined as of 12:00 a.m. prevailing Eastern Time on the Closing Date.

“Closing Working Capital Target” means an average of the Closing Working Capital for the latest available trailing 12 months.

“Closing Purchase Price Adjustment” shall mean (i) unbilled revenue plus (ii) accounts receivable for billing in advance minus (iii) billing in advance minus (iv) accrued consultants payable, in each case of (i) through (iv) under the Assumed Contracts, minus (v) the aggregate amount under the Excess Plan, minus (vi) the aggregate amount under the Incentive Plan, in each case determined as of 12:00 a.m. prevailing Eastern Time on the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended, together with the Treasury Regulations promulgated thereunder.

“Company” shall have the meaning specified in the recitals.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated July 21, 2021, between the Company and Ault Global Holdings, Inc. (n/k/a BitNile Holdings, Inc.).

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“Consent” means any approval, consent, ratification, permission, waiver or authorization, or an Order of the Bankruptcy Court that deems or renders unnecessary the same.

“Contract” shall mean any contract, agreement, indenture, note, bond, loan, instrument, conditional sales contract, purchase order, mortgage, license, franchise, insurance policy, letter of credit, commitment or other binding arrangement or commitment, whether or not in written form, that is binding upon a Person or any of its property (other than any Leases).

“Cure Costs” means all amounts required to be paid pursuant to section 365(b) of the Bankruptcy Code in connection with the assumption and assignment of the Assumed Contracts and Assumed Leases, or otherwise to effectuate, pursuant to the Bankruptcy Code, the assumption and assignment of the Assumed Contract and Assumed Leases.

“Debtors” shall have the meaning specified in the recitals.

“Delayed Contracts” shall have the meaning specified in Section 2.5(e).

“DIP Order” shall mean the interim and final orders entered by the Bankruptcy Court approving the Motion of the Debtors for Entry of Interim and Final Orders (I) Authorizing the Debtors to (A) Obtain Postpetition Financing and (B) Utilize Cash Collateral, (II) Granting Adequate Protection to Prepetition Secured Party, (III) Modifying the Automatic Stay, (IV) Scheduling a Final Hearing and (V) Granting Related Relief.

“Disclosure Schedules” shall mean the disclosure schedules, delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement, as amended from time to time in accordance with and subject to the terms hereof.

“Employees” shall mean all individuals, whether or not actively at work as of the date hereof, who are employed by any Seller, including such employees who have been furloughed or are on short-term disability, long-term disability or any other approved leave of absence as of the Closing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” of a Person means any Person, trade or business that is or has been a member of a controlled group of organizations required to be treated as a single employer (within the meaning of Sections 414(b), (c), or (m) of the Code), with such Person or is required to be aggregated with another such Person under Section 414(o) of the Code or, with respect to a single employer plan, is under “common control” with another such Person, within the meaning of Section 4001(a)(14) or 4001(b)(1) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

“Excluded Assets” means all properties, assets, interests, and rights of the Sellers other than the Acquired Assets, including:

(hh)    all cash and cash equivalents;

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(ii)       all bank accounts;

(jj)       all security deposits and any other deposits held by landlords, vendors, trade creditors, or any other party, except with respect to Assumed Contracts and Assumed Leases or Related to the Acquired Assets, and, for the avoidance of doubt, all cash in the Debtors’ adequate assurance account relating to utilities under section 366 of the Bankruptcy Code.

(kk)     Excluded Contracts and Excluded Leases;

(ll)       all prepaid expenses related to Excluded Contracts and Excluded Leases;

(mm)   capital stock and other equity interests of each of the Sellers except for the Acquired Capital Stock and Joint Venture Interests;

(nn)    all Claims of Sellers or their respective estates against any Person of every kind and description related to Excluded Assets, including the Persons set forth on Schedule 1.1(a), and including any other current and former Representative or Insider (as defined in Section 101 of the Bankruptcy Code) of Sellers;

(oo)    all current and prior director and officer insurance policies of Sellers and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries, in each case, arising out of actions taking place prior to the Closing Date;

(pp)    all rights of Sellers to the warranties, express or implied, and licenses granted by any third party related to any Excluded Assets;

(qq)    all Personally Identifiable Information, including any credit card numbers or related customer payment source, or social security numbers;

(rr)      all Tax assets, and any rights to Tax refunds and Claims related thereto, to the extent related to any Excluded Asset or Excluded Liability, or any period prior to Closing, but excluding any rights to Tax refunds and Claims related thereto for any Taxes paid by Buyer pursuant to this Agreement or otherwise;

(ss)     all Intellectual Property except for the Transferred Intellectual Property;

(tt)     all Permits except for the Acquired Permits;

(uu)    all assets not Relating to the Business;

(vv)    all Benefit Plans which are not Assumed Benefit Plans;

(ww)   all insurance policies which are not Assumed Insurance Policies;

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(xx)       all (i) organizational documents, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock certificates, and other documents relating to any Seller’s organization, maintenance, existence, and operation, in each case relating solely to the Sellers which capital stock does not constitute an Acquired Capital Stock; (ii) books and records, correspondence or communications to the extent related to (A) Taxes paid or payable by the Sellers, (B) any claims, obligations or liabilities not included in Assumed Liabilities, or (C) this Agreement, any Transaction Documents or the negotiation or consummation of the Transactions (and including any attorney-client privilege associated with any of the items described in the preceding clauses (A), (B) or (C)); and

(yy)    subject to the terms of the Transition Services Agreement, all assets not transferrable pursuant to applicable Law or terms of this Agreement.

“Excluded Contracts” shall mean all Contracts other than Assumed Contracts.

“Excluded Leases” shall mean all Leases other than Assumed Leases.

“Excluded Liabilities” shall mean all Liabilities of Sellers other than Assumed Liabilities, including:

(zz)     subject to the terms of the Transition Services Agreement, all costs and expenses incurred or to be incurred by Sellers in connection with this Agreement and the consummation of the Transactions, except those arising under the Transition Services Agreement;

(aaa)   all Liabilities relating to the EYP Employee Stock Ownership Plan;

(bbb)  all Liabilities to any broker, finder or agent or similar intermediary for any broker’s fee, finders’ fee or similar fee or commission relating to the transactions contemplated by this Agreement for which any Seller is responsible;

(ccc)   all Liabilities exclusively Relating to or primarily arising out of an Excluded Asset; and

(ddd)  all Liabilities set forth on Schedule 1.1(e).

“Expense Reimbursement” shall mean all actual, documented and necessary out of pocket costs, fees and expenses incurred by Buyer in connection with the Transactions contemplated hereby, including in the investigation, evaluation, negotiation, and documentation of the Transactions, up to an aggregate amount of $900,000.

“Financial Statements” shall have the meaning specified in Section 4.16.

“FIRPTA Affidavit” shall mean an affidavit of a Seller (or, if Seller is a disregarded entity for U.S. federal income tax purposes, its regarded owner) that is a U.S. Person, sworn to under penalty of perjury, setting forth such Seller’s (or, if applicable, regarded owner’s) name, address and U.S. federal tax identification number and stating that such Seller (or, if applicable, regarded owner) is not a “foreign person” within the meaning of Section 1445 of the Code and otherwise complying with the Treasury Regulations issued pursuant to Section 1445 of the Code.

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“Fraud” shall mean an actual and intentional misrepresentation of material facts with respect to (i) the making of any representation or warranty of any Seller or Buyer set forth in Article 4, or Article 5 or in any other Transaction Document or (ii) the certifications of Sellers or Buyer, respectively, set forth in the certificates delivered by Sellers and Buyer pursuant to Section 7.1(f) and Section 7.2(d), respectively, in each case which satisfies all of the elements of common law fraud under applicable Law.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Entity” shall mean any federal, state, provincial, local, municipal, foreign, multinational, international or other (a) government, (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), or (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitration tribunal or stock exchange.

“Governmental Authorization” means any permit, license, certificate, approval, consent, permission, clearance, designation, novation, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

“HIPAA” shall have the meaning specified in Section 4.18(i).

“Incentive Plan” means that certain EYP Group Holdings, Inc. Key Employee Retention and Incentive Plan dated May 7, 2021, as supplemented and amended from time to time.

“Intellectual Property” means all intellectual property and proprietary rights of any kind in any and all jurisdictions throughout the world (whether arising under statutory or common law), including: (a) inventions, discoveries, patents and patent applications, design rights, industrial design registrations and applications therefor, divisions, divisionals, continuations, continuations-in-part, reissues, substitutes, renewals, registrations, confirmations, reexaminations, extensions and any provisional applications, and any foreign or international equivalent of any of the foregoing, (b) trademarks (whether registered, unregistered or applied-for), service marks, trade names, slogans, designs, symbols, rights in design, any fictitious names, d/b/a’s or similar filings related thereto, trade dress, domain names, social media accounts, social media identifiers (such as a Twitter® handle), corporate legal entity names, brand names, logos, together with the goodwill associated exclusively therewith, and any registrations or applications related to the foregoing, (c) copyrights, including copyrights in computer software and in databases, moral rights and renewals in connection therewith, (d) rights of publicity (i.e., the right to commercially use the name, likeness, image, voice, or identity of individuals), (e) trade secrets, and rights in know-how or confidential and proprietary information, including rights in formulae, methods, techniques, processes, assembly procedures, computer software code, specifications, drawings, prototypes, molds and models, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans; and (f) all rights to sue for past, present and future infringement, misappropriation, dilution or other violation of any of the foregoing and all remedies at law or equity associate therewith.

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“Interim Financial Statements” shall have the meaning specified in Section 4.16.

“Interim Period” shall have the meaning specified in Section 6.1.

“Joint Venture Interests” shall mean, collectively, any interest of any Seller in EYP-Loring, LLC and EYP Squared Joint Venture, LLC, including all rights of any Seller pursuant to any joint venture agreements, operating agreements, or other governance documents for such entities.

“Knowledge” shall mean, with respect to any Seller, the actual knowledge of Kefalari L. Mason, after reasonable inquiry, including the facts of which such individual would be aware in the reasonably prudent exercise of his or her duties, and with respect to the Buyer, the actual knowledge of Christopher Wu after reasonable inquiry, including the facts of which such individual would be aware in the reasonably prudent exercise of his or her duties.

“Law” shall mean any federal, state, provincial, local, foreign, international or multinational constitution, statute, law, ordinance, regulation, rule, code, Order, principle of common law, or decree enacted, promulgated, issued, enforced or entered by any Governmental Entity, or court of competent jurisdiction, or other requirement or rule of law.

“Leases” shall mean all unexpired leases, subleases, licenses, concessions, options, contracts, extension letters, easements, reciprocal easements, assignments, termination agreements, subordination agreements, nondisturbance agreements, estoppel certificates and other agreements (written or oral), and any amendments or supplements to the foregoing, and recorded memoranda of any of the foregoing, pursuant to which any Seller holds any leasehold or subleasehold estates and other rights in respect of any Leased Real Property.

“Leased Real Property” shall mean all Real Property leased, subleased, used, or occupied by a Seller Relating to the Business.

“Liabilities” shall mean, as to any Person, all debts, adverse Claims, liabilities, commitments, responsibilities, and obligations of any kind or nature whatsoever, direct or indirect, absolute or contingent, whether accrued or unaccrued, vested or otherwise, liquidated or unliquidated, whether known or unknown, and whether or not actually reflected, or required to be reflected, in such Person’s balance sheet or other books and records.

“License Agreements” shall mean all active license agreements to which any Seller is a party where such agreement is material to the Business, with the exception of any off-the-shelf or clickwrap software, which license agreements are set forth on Schedule 1.1(i).

“Licensed Software” shall have the meaning specified in Section 4.14(e).

“Lien” shall have the meaning specified in section 101(37) of the Bankruptcy Code and shall include any pledge, option, charge, lien, license, debentures, trust deeds, hypothecation, easement, security interest, right-of-way, encroachment, mortgage, deed of trust, defect of title, restriction on transferability, restriction on use or other encumbrance, in each case whether imposed by agreement, law, equity or otherwise.

“Material Contracts and Leases” shall have the meaning specified in Section 4.12.

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“Neutral Accountant” shall mean a national independent accounting firm selected by Buyer and reasonably acceptable to Sellers.

“Notices” shall have the meaning specified in Section 9.4.

“Order” shall mean any judgment, order, injunction, writ, ruling, decree, stipulation, determination, decision, verdict, or award of any Governmental Entity.

“Ordinary Course of Business” shall mean an action taken consistent with past practices of such Person immediately prior to the Petition Date, but subject, however, to changes arising or resulting from (x) the filing or pendency of the Chapter 11 Cases and (y) the COVID-19 pandemic.

“Outside Date” shall mean June 30, 2022, at 11:59 p.m. prevailing Eastern Time.

“Party” or “Parties” shall have the meaning specified in the preamble.

“Permits” shall mean permits, licenses, registrations, certificates, certificates of occupancy, accounts, approvals, consents, clearances and other similar documents and authorizations issued by any Governmental Entity.

“Permitted Liens” shall mean: (a) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings; (b) statutory liens of landlords, carriers, warehousemen, mechanics, and materialmen incurred in the Ordinary Course of Business for sums not yet due; (c) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security; (d) applicable zoning, subdivision, building and other land use Laws and other land use restrictions that do not impair the present use of the subject Real Property; (e) Liens or encumbrances that arise solely by reason of acts of Buyer or its successors and assigns or otherwise consented to by Buyer in accordance with the terms of this Agreement; (f) easements, covenants, conditions, restrictions and other similar encumbrances on Real Property that arise in the Ordinary Course of Business; (g) non-exclusive licenses granted in the Ordinary Course of Business; (h) Liens that constitute Assumed Liabilities (including Liens existing under the Assigned Contracts); and (i) any Lien that will be removed or released by operation of the Sale Order or any other Order of the Bankruptcy Court.

“Person” shall mean an individual, a partnership, a joint venture, a corporation, a business trust, a limited liability company, a trust, an unincorporated organization, a joint stock company, a labor union, an estate, a Governmental Entity or any other entity.

“Personally Identifiable Information” shall mean all personally identifiable information held by, or under the control of Sellers, or used by Sellers Relating to the Business.

“Petition Date” shall have the meaning specified in the recitals.

“Post-Closing Covenant” shall have the meaning specified in Section 9.12.

“PPACA” shall have the meaning specified in Section 4.18(i).

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“Previously Omitted Contract” shall have the meaning specified in Section 2.5(b).

“Proceeding” shall mean any action, arbitration, audit, known investigation (including a notice of preliminary investigation or formal investigation), notice of violation, hearing, litigation or suit (whether civil, criminal or administrative), other than the Chapter 11 Cases, commenced, brought, conducted or heard by or before any Governmental Entity, including any and all such actions related to restitution or remission in criminal proceedings and civil forfeiture and confiscation proceedings under the Law of any jurisdiction.

“Property Taxes” shall mean all Real Property Taxes, personal property Taxes and similar ad valorem Taxes.

“Purchase Price” shall have the meaning specified in Section 3.2(a).

“Real Property” shall mean any real estate, land, building, structure, improvement, fixtures or other real property of any kind or nature whatsoever owned, leased or occupied by any Person, and all appurtenant and ancillary rights thereto, including easements, covenants, water rights, sewer rights and utility rights.

“Registered IP” shall have the meaning specified in Section 4.14(a).

“Relating to the Business” shall mean used primarily or exclusively in the operation or conduct of the Business as conducted as of immediately prior to the Petition Date.

“Representative” shall mean, with respect to any Person, such Person’s officers, directors, managers, employees, agents, representatives and financing sources (including any investment banker, financial advisor, accountant, legal counsel, consultant, other advisor, agent, representative or expert retained by or acting on behalf of such Person or its Subsidiaries).

“Sale Hearing” shall have the meaning set forth in the Bidding Procedures.

“Sale Motion” shall mean the motion of Sellers, in form and substance satisfactory to Buyer in its sole discretion, seeking entry of the Sale Order.

“Sale Order” shall mean an Order of the Bankruptcy Court satisfactory to Buyer in its sole discretion pursuant to, inter alia, Sections 105, 363 and 365 of the Bankruptcy Code authorizing and approving, inter alia, the sale of the Acquired Assets to Buyer on the terms and conditions set forth herein, which shall, among other things: (a) approve the assumption and assignment to Buyer of the Assumed Contracts and Assumed Leases; (b) approve the consummation of the Transactions contemplated by the Agreement; (c) find that the sale by Sellers to Buyer of the Acquired Assets is free and clear of all Claims (including any and all intercompany claims between and/or among Sellers) and Liens (except Permitted Liens) to the fullest extent permitted by section 363(f) of the Bankruptcy Code; and (d) find that Buyer is a “good faith” buyer within the meaning of section 363(m) of the Bankruptcy Code and grant Buyer the protections of section 363(m) of the Bankruptcy Code.

“Secured Debt” shall have the meaning specified in Section 3.2.

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“Seller” or “Sellers” shall have the meaning specified in the preamble.

“Seller Material Adverse Effect” shall mean any change, effect, event, occurrence, circumstance, state of facts or development that, individually or in the aggregate (taking into account all other such changes, effects, events, occurrences, circumstances, states of facts or developments), (a) has had, or would reasonably be expected to have, a material adverse effect on the ability of Sellers to consummate the Transactions, (b) has had, or would reasonably be expected to have, a material adverse effect on the Acquired Assets, taken as a whole or (c) is materially adverse to Buyer’s ability to operate or conduct the Business in the manner which it is currently operated or conducted by Sellers; provided, however, the terms “material adverse effect” and “materially adverse” shall not include any change, effect, event, occurrence, circumstance, state of facts or development that, directly or indirectly, alone or taken together, arising out of or attributable to: (i) any change generally affecting the international, national or regional markets applicable to the Acquired Assets; (ii) any changes in, or effects arising from or relating to, national or international political or social conditions, including the engagement by the United States or any other country in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon the United States or any other country, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of the United States; (iii) acts of nature, including outbreaks of illness or health emergencies (including the COVID-19 pandemic, and business, travel, shelter-in-place laws, and other restrictions related thereto), hurricanes, storms, floods, earthquakes and other natural disasters or force majeure events; (iv) any action required to be taken by this Agreement; (v) the filing or pendency of the Chapter 11 Cases, any order of the Bankruptcy Court or any actions or omissions of Sellers taken or not taken in order avoid a violation of such order (except as set forth in this Agreement); (vi)  any objections in the Bankruptcy Court to this Agreement and the Transactions; (vii) any filing or motion made under sections 1113 or 1114 of the Bankruptcy Code; (viii) the disposition of any Excluded Assets; (vi) the breach of this Agreement by Buyer; (ix) the failure of Sellers to obtain any consent (including to assign any Contract or Permit), Permit, authorization, waiver or approval required in connection with the Transactions (except as set forth in this Agreement); (x) any items set forth in the Disclosure Schedule; (xi) the execution and delivery of this Agreement or the announcement thereof or consummation of the Transactions or the identity, nature or ownership of Buyer, including the impact thereof on the relationships, contractual or otherwise, of the Acquired Assets with employees, customers, lessors, suppliers, vendors or other commercial partners (except as set forth in this Agreement); and (xii) any action taken by any Seller at the express written request of Buyer.

“Sellers’ Representative” shall have the meaning specified in Section 9.17.

“Senior Secured Loan” shall mean the obligations of Sellers and their Affiliates pursuant to that certain Credit Agreement, dated as of June 28, 2016 by and among EYP, Inc., certain guarantors, KeyBank National Association, as administrative agent, and certain lenders, which Credit Agreement was assigned to Buyer.

“Subsidiary” shall mean, with respect to any Person (a) a corporation, a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a subsidiary of such Person, or by such Person and one or more subsidiaries of such Person, (b) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general partner of such partnership, or (c) any other Person (other than a corporation) in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest thereof or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

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“Successful Bidder” shall mean, if an Auction is conducted, the prevailing party with respect to the Acquired Assets at the conclusion of such Auction.

“Tax” or “Taxes” shall mean any and all taxes, assessments, levies, duties or other governmental charge imposed by any Governmental Entity, including any income, alternative or add-on minimum, accumulated earnings, franchise, capital stock, unclaimed property or escheatment, environmental, profits, windfall profits, gross receipts, sales, use, highway use, fuel, vehicle registration, value added, transfer, registration, stamp, premium, excise, customs duties, severance, Real Property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, withholding, corporation, inheritance, value added, stamp duty reserve, estimated or other tax, assessment, levy, duty (including duties of customs and excise) or other governmental charge of any kind whatsoever, including any payments in lieu of taxes or other similar payments, chargeable by any Tax Authority together with all penalties, interest and additions thereto, whether disputed or not.

“Tax Authority” shall mean any taxing or other authority (whether within or outside the U.S.) competent to impose Tax.

“Tax Return” shall mean any and all returns, declarations, reports, documents, Claims for refund, or information returns, statements or filings which are supplied or required to be supplied to any Tax Authority or any other Person, including any schedule or attachment thereto, and including any amendments thereof.

“Transaction Documents” shall mean this Agreement and any agreement, instrument or other document entered into pursuant to or in furtherance of the terms hereof.

“Transactions” shall mean the transactions contemplated by this Agreement, including the purchase and sale of the Acquired Assets as provided for in this Agreement.

“Transfer Tax” or “Transfer Taxes” shall mean any sales, use, transfer, conveyance, documentary transfer, stamp, recording or other similar Tax imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to Tax or interest with respect thereto, but such term shall not include any Tax on, based upon or measured by, the net income, gains or profits from such sale, transfer or assignment of the property or any interest therein.

“Transferred Intellectual Property” shall have the meaning specified within the definition of “Acquired Assets.”

“Transferred Employee” shall have the meaning specified in Section 6.12(a).

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“Transition Services Agreement” shall have the meaning specified in Section 3.1(b)(iii).

“Updating Information” shall have the meaning specified in Section 9.16.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

1.2       Interpretation.

(a)       Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(b)       Words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c)       A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(d)       A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(e)       All references to “$” and dollars shall be deemed to refer to United States currency.

(f)       All references to any financial or accounting terms shall be defined in accordance with GAAP.

(g)       The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Disclosure Schedule and exhibit references are to this Agreement unless otherwise specified. All article, section, paragraph, schedule and exhibit references used in this Agreement are to articles, sections and paragraphs of, and schedules and exhibits to, this Agreement unless otherwise specified.

(h)       The meanings given to terms defined herein shall be equally applicable to both singular and plural forms of such terms.

(i)       Subject to Section 9.13, when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. All references herein to time are references to New York City time, unless otherwise specified herein.

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(j)       If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(k)       A reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended or supplemented, except to the extent prohibited by this Agreement or that other agreement or document.

(l)       Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

ARTICLE 2
ACQUIRED ASSETS AND ASSUMPTION OF LIABILITIES

2.1       Assets to be Acquired. Subject to entry of the Sale Order, and the terms and conditions of this Agreement, any other Transaction Documents, and the Sale Order, at the Closing, Sellers shall sell, assign, transfer, convey, grant and deliver to Buyer, and Buyer, as a good faith purchaser for value within the meaning of section 363(m) of the Bankruptcy Code, shall purchase and acquire from Sellers all of Sellers’ right, title and interest, free and clear of all Liens (except for the Permitted Liens), in and to each and all of the Acquired Assets. Notwithstanding anything to the contrary, Buyer shall only acquire the Acquired Assets and neither Buyer nor any Affiliate of Buyer shall acquire, and there shall be excluded from the definition of Acquired Assets, any and all Excluded Assets.

2.2       Liabilities to be Assumed by Buyer. Subject to the terms and conditions of this Agreement, any other Transaction Documents, and the Sale Order, at the Closing, Sellers shall assign to Buyer, and Buyer shall assume from Sellers and pay when due, perform and discharge, in due course, each of the Assumed Liabilities.

2.3       Excluded Liabilities. Buyer shall not, and does not, assume, and shall not be obligated to pay, perform, discharge, or in any other manner be liable or responsible for any Liabilities (except the Assumed Liabilities), including the Excluded Liabilities.

2.4       Wrong Pockets. Subject to the terms and conditions of this Agreement and any other Transaction Documents, if after the Closing (i) Buyer or any of its Affiliates holds any Excluded Assets or Excluded Liabilities, or (ii) any Seller holds any Acquired Assets or Assumed Liabilities, Buyer or the applicable Seller will promptly transfer (or cause to be transferred) such assets or assume (or cause to be assumed) such Liabilities to or from (as the case may be) the other Party. Prior to any such transfer, the Party receiving or possessing any such asset will hold it in trust for such other Party.

2.5       Assumption and Assignment of Contracts and Leases.

(a)       Each Seller shall assume and, to the extent assignable, assign to Buyer all of the executory Contracts and Leases of such Seller (such Contracts, the “Assumed Contracts”, and such Leases, the “Assumed Leases”), effective on and as of the Closing, subject to Section 2.5(e); provided, however, Buyer may provide a written notice to Sellers, which notice shall be provided no later than three (3) Business Days prior to the Auction, of its decision (i) to designate one or more executory Contracts as Excluded Contracts and (ii) may add and/or remove Material Contracts and Leases from Schedule 4.12.

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(b)       If prior to Closing, it is discovered that a Contract or Lease should have been listed on Schedule 4.12 but was not listed on Schedule 4.12 (such Contract or Lease, a “Previously Omitted Contract”), Seller shall, promptly following the discovery thereof or receipt of notice from Buyer of its desire to designate any such Previously Omitted Contract as a Material Contract (but in no event later than three (3) Business Days following the discovery thereof or receipt of such notice), notify Buyer in writing of such Previously Omitted Contract.

(c)       Sellers shall take all actions required to assume and assign the Assumed Contracts and Assumed Leases to Buyer (other than payment of Cure Costs, if so required), including providing timely and proper written notice of the Sale Motion to all counterparties to Assumed Contracts and Assumed Leases, taking all actions required to facilitate any negotiations with the counterparties to such Assumed Contracts and Assumed Leases and to obtain an Order from the Bankruptcy Court containing a finding that the proposed assumption and assignment of the Assumed Contracts and Assumed Leases to Buyer satisfies all applicable requirements of section 365 of the Bankruptcy Code.

(d)       Subject to Section 2.5(e), at the Closing, Sellers shall, pursuant to the Sale Order and the Bill of Sale and Assignment and Assumption Agreement, sell, and assume and assign to Buyer (the consideration for which is included in the Purchase Price), all Assumed Contracts and Assumed Leases that may be assigned by any such Seller to Buyer pursuant to Sections 363 and 365 of the Bankruptcy Code, as applicable, subject to provision by Buyer of adequate assurance as may be required under section 365 of the Bankruptcy Code and payment by Buyer of the Cure Costs in accordance with Section 6.8 in respect of Assumed Contracts and Assumed Leases pursuant to and in accordance with section 365 of the Bankruptcy Code, as applicable, and the Sale Order. At the Closing, subject to Section 2.5(e), Buyer shall assume, and thereafter in due course and in accordance with its respective terms (as may be amended) pay, fully satisfy, discharge and perform all of the obligations under each Assumed Contract and Assumed Lease that are Assumed Liabilities, pursuant to section 365 of the Bankruptcy Code, as applicable.

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(e)       Notwithstanding the foregoing, an Assumed Contract or Assumed Lease shall not be transferred to, assigned to, or assumed by, Buyer at Closing to the extent that such Contract or Lease (i) is terminated by a Seller (subject to Section 6.1(a)) or the counterparty thereto, or terminates or expires by and in accordance with its terms, on or prior to the Closing Date and is not continued or otherwise extended upon assumption, (ii) requires a Consent or Governmental Authorization (other than, and in addition to, that of the Bankruptcy Court) in order to permit the sale or transfer to Buyer of the applicable Seller’s rights under such Contract, and such Consent or Governmental Authorization has not been obtained prior to the Closing Date (such Assumed Contracts, the “Delayed Contracts”), or (iii) relates to, arises under, or was entered into in connection with the performance of any Delayed Contract, which shall not be transferred to, assigned to, or assumed by Buyer unless and until Consent or Governmental Authorization for the applicable Delayed Contract is obtained. In the event that any Delayed Contract is not assigned at Closing pursuant to Section 2.5(c) because the requisite Consent or Governmental Authorization for such Delayed Contract has not yet been obtained, the conditions contained in Article 7 shall be deemed waived with respect to such Delayed Contract, and the Closing shall nonetheless take place without any adjustment to the Purchase Price on account thereof, and thereafter through the earlier of such time as such Consent or Governmental Authorization is obtained and such period as specified in the Transition Services Agreement following the Closing (or the remaining term of such Delayed Contract, if shorter), Sellers and Buyer shall (A) use commercially reasonable efforts to secure such Consent or Governmental Authorization as promptly as practicable after the Closing and (B) cooperate in good faith in any lawful and commercially reasonable arrangement, in each case pursuant to the terms of the Transition Services Agreement with respect to any such Delayed Contract. Subject to the terms of the Transition Services Agreement, with respect to any Delayed Contract, (1) Buyer shall obtain (without infringing upon the legal rights of such third party or violating any Law) the economic rights and benefits under such Delayed Contract and (2) Buyer shall assume any related burden and obligation (including performance) with respect to such Delayed Contract. Upon satisfying any requisite Consent or Governmental Authorization requirement applicable to such Delayed Contract after the Closing, such Delayed Contract shall promptly be transferred and assigned to Buyer in accordance with the terms of this Agreement, the Transition Services Agreement and the Sale Order. In connection with and without limiting the foregoing, and subject to the terms of the Transition Services Agreement, for so long as a Delayed Contract is not transferred to Buyer, each party will use commercially reasonable efforts and cooperate in good faith with the other party to enable Sellers to perform the services thereunder, in all cases, without infringing upon the legal rights of any third party or violating any Law and subject to the other terms of this Section 2.5(e), such that Sellers may provide delivery with respect to customer commitments thereunder and Buyer shall obtain the economic rights and benefits under such Delayed Contract.

ARTICLE 3
CLOSING; PURCHASE PRICE

3.1       Closing; Transfer of Possession; Certain Deliveries.

(a)       Subject to the terms and conditions of this Agreement, the consummation of the Transactions (the “Closing”) shall take place on or before the second Business Day after the satisfaction or waiver of all of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or the waiver thereof at the Closing by the Party entitled to waive that condition) or on such other date as the Parties hereto shall mutually agree. The Closing shall be held by electronic exchange of executed documents (or, if the parties elect to hold a physical Closing, at the offices of DLA Piper LLP (US), at 10:00 a.m. prevailing Eastern Time, unless the Parties hereto otherwise agree). The actual date of the Closing, effective 12:00 a.m. prevailing Eastern Time on such date, is herein called the “Closing Date”.

(b)       At the Closing, Sellers shall deliver to Buyer:

(i)       for each Seller, an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of such Seller certifying that the conditions set forth in Section 7.1(a) and Section 7.1(b) have been satisfied;

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(ii)      the duly executed Bill of Sale and Assignment and Assumption Agreement and Assignment of Intellectual Property in substantially the forms attached hereto as Exhibit B and Exhibit C, respectively;

(iii)     the duly executed Transition Services Agreement, which, subject to any requirements of any Governmental Entity, shall be in substantially the form attached hereto as Exhibit D, (the “Transition Services Agreement”);

(iv)     a W-9 form for each Seller;

(v)     all consents, orders, and approvals of the Bankruptcy Court related to the Transactions, including a certified copy of the Sale Order;

(vi)     copies of the resolutions of the governing bodies of the Sellers authorizing the sale of the Acquired Assets, the execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the Transactions;

(vii)    originals (or to the extent originals are not available, copies) of all Assumed Contracts and Assumed Leases (together with all amendments, supplements, or modifications thereto) to the extent not already made available to Buyer in the virtual data room;

(viii)   possession of the Acquired Assets, including all keys, locks, passcodes, safe combinations, login credentials, passwords and other similar items, data, and information as Buyer may reasonably require to obtain occupation and control of the Acquired Assets, in each case subject to any applicable restrictions on access to classified information;

(ix)     for each Seller, (or if any Seller is a disregarded entity for U.S. federal income tax purposes, its regarded owner) that is a U.S. Person, a duly executed FIRPTA Affidavit from each such Seller (or, if such Seller is a disregarded entity for U.S. federal income tax purposes, its regarded owner);

(x)       all waivers, consents, and approvals required for the assignment and assumption of the Assumed Contracts and Assumed Leases from Sellers to Buyer, except as otherwise provided in Section 2.5(e); and

(xi)     such other assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may otherwise be necessary to evidence and effect sale, assignment, transfer, conveyance and delivery of the Acquired Assets to Buyer free and clear of all Liens and assumption of Assumed Liabilities by Buyer in accordance with the terms hereof.

(c)       At the Closing, Buyer shall:

(i)       in consideration of the Acquired Assets, setoff and otherwise apply the amounts due under the DIP Order and the Senior Secured Loan against the Purchase Price;

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(ii)      deliver to Sellers payment by wire transfer of immediately available funds to an account set forth by Sellers of an aggregate amount equal to the cash portion of the Purchase Price;

(iii)     deliver to Sellers an officer’s certificate, dated as of the Closing Date, executed by a duly authorized officer of Buyer certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(iv)     deliver to Sellers the duly executed Bill of Sale and Assignment and Assumption Agreement and Assignment of Intellectual Property in substantially the forms attached hereto as Exhibit B and Exhibit C, respectively;

(v)     deliver to Sellers the duly executed Transition Services Agreement, which, subject to any requirements of any Governmental Entity, shall be in substantially the form attached hereto as Exhibit D; and

(vi)    deliver to Sellers such other assignments and other instruments of transfer or conveyance as Sellers may reasonably request or as may otherwise be necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Acquired Assets to Buyer and assumption of Assumed Liabilities by Buyer.

3.2       Consideration.

(a)       Purchase Price. The aggregate consideration for the Acquired Assets shall be (A) an aggregate dollar amount equal to $62,500,000, as adjusted by an amount, if any, equal to the Closing Working Capital minus the Closing Working Capital Target (the “Purchase Price”), plus (B) Buyer’s assumption of the Assumed Liabilities not accounted for in the Closing Working Capital or Closing Purchase Price Adjustment calculations. Buyer shall pay the Purchase Price by (i) applying against the Purchase Price an amount equal to all outstanding obligations owed by Sellers, or any of them, to Buyer under the DIP Order and the Senior Secured Loan (the “Secured Debt”), which amount is contemplated to be approximately $11,750,000 upon entry of the DIP Order, and (ii) paying cash in an amount equal to the difference between the Purchase Price minus the Secured Debt minus the Closing Purchase Price Adjustment. Solely for purposes of the calculations contemplated by this Section 3.2(a), the amounts of Assumed Liabilities identified on Schedule 1.1(o) shall be as set forth on Schedule 1.1(o).

3.3       Allocation of Purchase Price. (i) The sum of the Purchase Price and the amount of the Assumed Liabilities (to the extent properly taken into account under the Code) shall be allocated among Sellers and (ii) the amount allocated to the Acquired Assets sold by each such Seller shall be further allocated among such Acquired Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). The Allocation shall be delivered by Buyer to Sellers within sixty (60) days after the Closing. Sellers’ Representative, on behalf of Sellers, will have the right to raise reasonable objections to the Allocation within thirty (30) days after Buyer’s delivery thereof, in which event Buyer and Sellers’ Representative will negotiate in good faith to resolve such dispute. If Buyer and Sellers’ Representative cannot resolve such dispute within fifteen (15) days after Sellers’ Representative notifies Buyer of such objections, such dispute with respect to the Allocation shall be resolved promptly by the Neutral Accountant. The fees, costs and expenses of the Neutral Accountant (i) shall be borne by Buyer in the proportion that the aggregate dollar amount of all such disputed items so submitted that are unsuccessfully disputed by Buyer (as finally determined by the Neutral Accountant) bears to the aggregate dollar amount of such items so submitted and (ii) shall be borne by Sellers in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by Buyer (as finally determined by the Neutral Accountant) bears to the aggregate dollar amount of all such items so submitted. The decision of the Neutral Accountant in respect of the Allocation shall be final and binding upon Buyer and Sellers. Buyer and Sellers shall file all Tax Returns (including Internal Revenue Service Form 8594) consistent with the Allocation absent a change in Law; provided, however, that nothing contained herein shall prevent Buyer or any Seller from settling any proposed deficiency or adjustment by any Tax Authority based upon or arising out of the Allocation, and neither Buyer nor any Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Tax Authority challenging such Allocation. Buyer and any applicable Seller shall promptly notify and provide the other with reasonable assistance in the event of an examination, audit, or other proceeding relating to Taxes regarding the Allocation of the Purchase Price and the amount of the Assumed Liabilities pursuant to this Section 3.3. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing Date without limitation.

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ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedules, Sellers jointly and severally hereby represent and warrant to Buyer, as of the Agreement Date and as of the Closing as follows:

4.1       Organization. Except as set forth in Schedule 4.1 to the Disclosure Schedules, each Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has, subject to the necessary authority from the Bankruptcy Court, all requisite corporate power and authority to own, lease and hold its assets, rights and properties and to conduct its Business as now owned, leased, held and conducted in its jurisdiction of organization and in the other jurisdictions in which it is required to register or qualify to do business.

4.2       Authorization of Transaction. Subject to the Bankruptcy Court’s entry of the Sale Order, each Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and all other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby to which each Seller is a party have been duly authorized by such Seller. Upon due execution hereof by each Seller, this Agreement (assuming due authorization and delivery by Buyer) shall constitute, subject to the Bankruptcy Court’s entry of the Sale Order, the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium, or other similar laws relating to creditors’ rights and general principles of equity.

4.3       Governmental Consents. Except as set forth in Schedule 4.3 to the Disclosure Schedules, other than as required by, or pursuant to, the Bankruptcy Code, the Bidding Procedures Order or the Sale Order, no Seller is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement or any Transaction Document, except where the failure to give notice, file or obtain such authorization, consent or approval would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or prevent or materially impair or delay any Seller’s ability to consummate the Transactions or perform its obligations hereunder on a timely basis.

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4.4       No Conflicts. Subject to the Sale Order having been entered by the Bankruptcy Court, the execution, delivery and performance by each Seller of any Transaction Document to which such Seller is (or will become at Closing) a party, and the consummation of the Transactions, does not and will not (a) conflict with or result in any breach of any provision of its certificate of incorporation or bylaws or comparable governing documents, (b) except as set forth in Schedule 4.4(b) to the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation of any right or obligation or to a loss of any benefit, under any provision of any Material Contracts and Leases, (c) result in a violation of any Law or Order applicable to it or (d) result in the creation or imposition of any Lien on any Acquired Assets other than Permitted Liens, except, in the case of clauses (b) and/or (c), as would not, individually or in the aggregate, be, or reasonably be expected to have a Seller Material Adverse Effect.

4.5       Acquired Assets. Upon the terms and subject to the conditions contained in this Agreement and subject to requisite Bankruptcy Court approvals and the terms of the Sale Order, at the Closing, subject to any Permitted Liens, Sellers will have good and valid title to, or the right to use, the tangible Acquired Assets, except to the extent the failure to have such title or right to use would not reasonably be expected to have a Seller Material Adverse Effect. Pursuant, and subject, to the Sale Order, Sellers shall convey such title to or rights to use, all of the tangible Acquired Assets, free and clear of all Liens (other than Permitted Liens). The Acquired Assets include substantially all of the furniture, fixtures, properties, assets, rights and equipment used by Sellers in, and which are reasonably necessary and sufficient in all respects, for the conduct and operation of the Business as conducted and operated by the Sellers as of the Agreement Date. To Sellers’ Knowledge, as of the Agreement Date and as of the Closing Date, no Subsidiary identified on Schedule 1.1(p) has any Liabilities required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) those that are reflected or reserved against in the balance sheet of EYP as of April 1, 2022, and (b) those that have been incurred in the Ordinary Course of Business but not reflected on the balance sheet of EYP as of April 1, 2022, and that are not, individually or in the aggregate, in excess of $100,000, which amount excludes any guarantee obligations in connection with the Secured Debt.

4.6       Litigation; Orders. Except for the Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection therewith, or as set forth on Schedule 4.6 to the Disclosure Schedules, there is no Claim, Proceeding or Order pending, outstanding or, to any Sellers’ Knowledge, threatened against any Seller that seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby.

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4.7       Tangible Personal Property. Schedule 4.7 to the Disclosure Schedules sets forth all personal property leases with annual payments in excess of $20,000 Related to the Business. Except for potential or alleged defaults arising from Sellers’ failure or alleged failure to pay amounts owed under such personal property leases prior to the Petition Date, each such personal property lease is valid and enforceable, subject to the entry of the Sale Order.

4.8       Employment Matters.

(a)       No Employee is covered by, and the Company is not bound by, a collective bargaining or other labor-related agreement with any union or employee organization. Within the past three (3) years, no Seller has been asked to recognize any union or collective bargaining unit or union contribution agreement. To Sellers’ Knowledge, within the past three (3) years, no organizational attempt has been made by or threatened by or on behalf of any labor union or collective bargaining unit with respect to any Employee, and there are and, in the past three (3) years, have been no strikes, slowdowns, work stoppages, lockouts, or other labor disputes pending or threatened against or involving any Seller. There is no unfair labor practices complaint, charge, administrative proceeding, or claim against any Seller pending or threatened before the National Labor Relations Board or any comparable Governmental Entity.

(b)       Intentionally omitted.

(c)       To the Knowledge of Sellers, and except as would not reasonably be expected to have a Seller Material Adverse Effect, Sellers are in compliance in all material respects with all applicable laws, agreements, contracts and policies relating to employment, employment practices, human rights, wages, hours, meals and rest period breaks, job classifications and terms and conditions of employment. Except as provided in Schedule 4.8(c) to the Disclosure Schedules, there is no material litigation or Claims pending or, to Sellers’ Knowledge, threatened against any Seller by any past or current Employee. As of the Agreement Date and the Closing Date, all compensation (including wages, commissions, bonuses, fees and other compensation) payable to all Employees and independent contractors of the Sellers for service performed prior to such dates have been paid in full, except as set forth on Schedule 4.8(c). To the Knowledge of Sellers, Sellers have complied with all applicable immigration Laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations.

(d)       Subject to applicable Governmental Authorizations, Sellers have provided Buyer a true and correct list, as of the Agreement Date, of the names and titles of and current annual base salaries or hourly rates for all full time or part time Employees and consultants of the Business, together with each employee’s title or position, job location, leave status (if any) (including type of leave and, if known, anticipated return-to-work date), visa status, status as exempt or non-exempt under applicable overtime and minimum wage Laws, the date of each employee’s original hiring and, as applicable, the full amount and nature of any other remuneration or fringe benefits, whether in cash or kind, paid to each such person during the last or current fiscal year or payable or committed to be paid to each such person in the future, and the bonuses accrued for, and the vacation, sick time, or other paid time off to which each such person is entitled. Schedule 4.8(d) of the Disclosure Schedule accurately identifies all contracts or other agreements to which each such Employee and any Seller are parties (including employment, confidentiality, non-compete, consulting, and proprietary rights agreements). Except as set forth in Schedule 4.8(d) of the Disclosure Schedule, the employment of each current Employee of each Seller is at-will.

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(e)       Schedule 4.8(e) to the Disclosure Schedules sets forth, as of the Agreement Date, the (i) name, (ii) date of retention, (iii) identification of written agreement, if any, and, if none, a description of services provided, and (iv) rate of compensation of each independent contractor or non-employee service provider, in each case who is a natural Person.

(f)       No Seller has incurred any liability under, and each Seller has complied in all respects with, the WARN Act, and does not reasonably expect to incur any such liability as a result of actions taken or not taken prior to or as of the Closing. No Seller has given, nor been required to give, any notice under the WARN Act within ninety (90) days prior to the Closing.

4.9       Compliance with Laws; Permits. Sellers are in compliance with all Laws applicable to the Business, except as resulting from the filing and pendency of the Chapter 11 Cases or where the failure to be in compliance would not be reasonably expected to have a Seller Material Adverse Effect. Except as provided on Schedule 4.9(a) to the Disclosure Schedules, Sellers have not received any notice or other communication (whether written or oral) from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential breach, violation of or non-compliance with any Law to which any Seller, the Business, or any of the Acquired Assets is or has been subject. Sellers have obtained all Permits which are required for the operation of the Business as presently conducted, except where such failure to obtain such Permits would not reasonably be expected to have a Seller Material Adverse Effect. Schedule 4.9(b) to the Disclosure Schedules contains a true and correct list of all such Permits. Sellers are not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which they are parties, except where such default or violation would not be reasonably expected to have a Seller Material Adverse Effect.

4.10       Trade Controls. Sellers, their respective directors, officers, and employees, and to Sellers’ Knowledge, Sellers’ agents and representatives are and have, since October 1, 2018, been in compliance with (a) U.S. and any applicable foreign economic sanctions Laws and regulations, including economic sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, and (b) all U.S. and applicable foreign Laws and regulations relating to import and export controls (collectively, the “Trade Controls”). Neither Sellers, nor their respective officers, directors, agents, employees, or any third-party acting on their behalf (x) is or has been designated on any sanctions-related list of restricted or blocked persons, including the U.S. Department of the Treasury’s Office of Foreign Assets Control’s list of “Specially Designated Nationals and Blocked Persons”, (y) is located in, organized under the Laws of, or resident in any country or territory that is itself the subject of any economic or financial sanctions by any Governmental Entity, or (z) owned or controlled by any Person described in clause (x) or (y). There have been no complaints, charges, investigations, voluntary disclosures, or Litigation under Trade Controls involving Sellers, and to Sellers’ Knowledge, there are no pending or threatened claims or investigations involving suspect or confirmed violations thereof.

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4.11       Anti-Bribery Laws. To the Seller’s Knowledge, neither Sellers nor any of their respective directors, officers, employees or agents, nor any third parties acting on their behalf, is and, since October 1, 2018, has been engaged, directly or indirectly, in any activity in violation of (a) the Foreign Corrupt Practices Act of 1977, as amended, (b) any other applicable Law of a Governmental Entity of similar effect or that relates to bribery or corruption (collectively, “Anti-Bribery Laws”), or (c) any applicable money laundering Laws. Since October 1, 2018, Sellers have conducted the Business in compliance with all applicable Anti-Bribery Laws and money laundering Laws and has instituted and maintains policies, controls, and procedures, and an internal accounting system reasonably designed to ensure, and which are reasonably expected by Sellers to continue to ensure compliance therewith and that violations of applicable Anti-Bribery Laws and money laundering Laws will be prevented, detected, and deterred. Since October 1, 2018, Sellers have not been the subject of or involved in any Litigation or, to Seller’s Knowledge, threatened Litigation, relating to compliance with Anti-Bribery Laws or money laundering Laws, and there have been no allegations (internal or external) against Sellers, including their respective directors, officers, employees, agents, or third parties acting on behalf of any Seller regarding non-compliance with the foregoing.

4.12       Contracts and Leases. Schedule 4.12 to the Disclosure Schedules sets forth a true and complete list of each Seller’s (a) Leases and (b) current projects that are subject to executory Contracts that, to the Knowledge of Sellers, involve, on the per-contract basis, aggregate future consideration in excess of $250,000 as of the Agreement Date, and Sellers have delivered to Buyer true and complete copies of all such Leases and Contracts in the possession of Sellers (in each case, including any and all amendments, modifications, supplements, exhibits and restatements thereto and thereof) (collectively, the “Material Contracts and Leases”). Sellers have not assigned, delegated, or otherwise transferred to any third party any of their respective rights or obligations with respect to any Assumed Contracts or Leases. The Material Contracts and Leases are, to Sellers’ Knowledge, all Contracts and Leases material to the ownership and/or operation of the Business. To Sellers’ Knowledge, Sellers are not in breach of, or default under, any Material Contracts and Leases, or any Assumed Contracts (except, as to any Assumed Contract(s), as would not reasonably be expected to have a Seller Material Adverse Effect). Except as set forth in Schedule 4.12 of the Disclosure Schedules, (a) no Seller has, and to Sellers’ Knowledge, no other party has, commenced any action with respect to any Material Contracts and Leases or any Assumed Contracts (except, as to any Assumed Contract(s), as would not reasonably be expected to have a Seller Material Adverse Effect) or given or received any notice of any default or violation under any Material Contract and Lease or any Assumed Contracts (except, as to any Assumed Contract(s), as would not reasonably be expected to have a Seller Material Adverse Effect); and (b) Sellers have not received notice of the pending or threatened cancellation, revocation or termination of any of the Material Contracts and Leases or any Assumed Contracts (except, as to any Assumed Contract(s), as would not reasonably be expected to have a Seller Material Adverse Effect), nor do they have Knowledge of any facts or circumstances that could reasonably be expected to lead to any such cancellation, revocation or termination. Subject to any applicable Governmental Authorizations and entry of the Sale Order, to Sellers’ Knowledge, each Assumed Contract and Lease is, or will be upon the Closing, valid, binding and in full force and effect in accordance with its terms (subject to payment of any Cure Costs).

4.13       Real Property. Sellers do not have any fee simple interest in real property. Schedule 4.13 to the Disclosure Schedules sets forth the address of each Leased Real Property Related to the Business. Sellers have made available to Buyer a true and complete copy of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for such Leased Real Property. Except as set forth in Schedule 4.13, with respect to each of the Assumed Leases, (a) to Sellers’ Knowledge, each Assumed Lease is legal, valid, binding, enforceable and in full force and effect in accordance with its terms; (b) Sellers’ possession and quiet enjoyment of the Leased Real Property has not been disturbed; (c) to Sellers’ Knowledge, there are no disputes with respect to any Sellers’ obligations under such Lease that will not be satisfied by entry of the Sale Order and the payment of the Cure Costs by Buyer; (d) to Sellers’ Knowledge, no Seller is in material breach or default under any of the Assumed Leases; (e) Sellers have not subleased, licensed, or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (f) to Sellers’ Knowledge, there are no Liens on the estate or interest created by such Lease.

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4.14       Intellectual Property.

(a)       Schedule 4.14(a) to the Disclosure Schedules sets forth a true, correct and complete list of all Intellectual Property that is, as of the Agreement Date, registered or subject to an application for registration, including all Internet domain registrations owned by any Seller, which are Related to the Business (the “Registered IP”).

(b)       Sellers own, or have the right to use, all Registered IP and all Transferred Intellectual Property free and clear of all Liens (other than Permitted Liens). The Transferred Intellectual Property includes all Intellectual Property necessary for the material operation of the Business in the Ordinary Course of Business.

(c)       To the Sellers’ Knowledge: (i) the Transferred Intellectual Property and use thereof does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person except as would not, individually or in the aggregate, be, or reasonably be expected to be, a Seller Material Adverse Effect; (ii) no Person is infringing, misappropriating or otherwise violating the Registered IP or other Transferred Intellectual Property; (iii) there are no royalties or other payments payable by any Seller to any Person by reason of the ownership, use, license, sublicense, transmission, broadcast, deliver, sale, or disposition of the Transferred Intellectual Property; (iv) there is no pending or threatened claim or Litigation contesting the validity, ownership or right to use, sell, license, sublicense, transmit, broadcast, deliver or dispose of any Transferred Intellectual Property, nor, to Sellers’ Knowledge, is there a basis for any such claim; (v) no Seller has received a notice in the last two (2) years asserting that any Transferred Intellectual Property or the proposed ownership, use, license, sublicense, transmission, broadcast, deliver, sale, or disposition thereof conflicts with the Intellectual Property rights of any other Person, nor, to Sellers’ Knowledge, is there a basis for any such assertion.

(d)       All trademarks that are Registered IP, if any, of Sellers are valid and subsisting. To the Sellers’ Knowledge, there has been no prior use of such trademarks by any third party which would confer upon such third-party superior rights in such trademarks.

(e)       Schedule 4.14(e) to the Disclosure Schedules sets forth a true and complete list of software programs and applications that are licensed by any Seller from any third party and used by any Seller and that are material to the operation of the Business (the “Licensed Software”). To the Sellers’ Knowledge, each of the license agreements relating to the Licensed Software are valid and binding obligations, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default by the applicable Seller or licensor under any such license agreement.

4.15       Brokers’ Fees and Commissions. Except as set forth on Schedule 4.15 to the Disclosure Schedules, no Seller nor any of its members, managers, directors, officers, employees or agents has employed or has any liability to any investment banker, broker, finder, agent or similar intermediary in connection with this Agreement, the other Transaction Documents, or the Transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s fee, finder’s fee, or similar fee or commission in connection therewith based on any agreement, arrangement or understanding. All amounts owed to each Person identified on Schedule 4.15 shall be paid as of the Closing Date (or such later date as may be required by Law) from Sellers’ cash on hand.

4.16       Financial Statements. Sellers have delivered to Buyer complete copies of (a) the audited balance sheets of the Company as of December 27, 2019, and related audited statements of income for the fiscal year then ended (the “Audited Financial Statements”); and (b) the draft audited balance sheets of the Company at December 25, 2020 and related draft audited statements of income for the fiscal year then ended, and the unaudited balance sheet of the Company at December 31, 2021, and the related unaudited statements of income for the twelve-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. Since December 31, 2018, Sellers have not received any written complaint, allegation, assertion or claim regarding their accounting or auditing practices, procedures, methodologies or methods or their internal accounting controls Related to the Business. The financial books and records of Sellers have been maintained in accordance with customary business practices and, taken together, fairly and accurately reflect on a basis consistent with past periods and throughout the periods involved the financial position of Sellers. Sellers maintain a system of internal accounting controls designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements, including that (y) transactions are executed in accordance with management’s general or specific authorizations; and (z) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. Seller has not received any advice or notification from any independent accountants that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of Sellers any assets, Liabilities, revenues, expenses, equity accounts, or other accounts. There have been no instances of Fraud, whether or not material, that occurred during any period covered by the Financial Statements. Sellers have in place a revenue recognition policy consistent with GAAP.

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4.17       Tax Matters. To Sellers’ Knowledge, all material Tax returns required to be filed by Sellers with respect to the Acquired Assets have been duly and timely filed, and all such filed Tax returns were true, correct and complete in all material respects. All material Taxes owed by Sellers with respect to the Acquired Assets and the Business (whether or not shown on any Tax return) have been paid. There is no audit, dispute, claim, or controversy concerning any Tax Liability or Tax return of Sellers with respect to the Acquired Assets or the Business. Sellers have not knowingly waived any statute of limitations in respect of an assessment or payment of Taxes with respect to the Business or the Acquired Assets or agreed to any extension of time with respect to any Tax assessment or deficiency on the Acquired Assets or the Business that to the Sellers’ Knowledge remain unresolved and that could result in a Lien on the Acquired Assets or the imposition of any Liability for Taxes on Buyer. There are no Liens for Taxes on any of the Acquired Assets. Sellers have collected or withheld all material Taxes required to have been collected or withheld, and such Taxes have been or will be duly paid to the proper Governmental Entity, and, to Sellers’ Knowledge, Sellers have complied in all material respects with all Laws relating to withholding, including any reporting and record-keeping requirements, to the extent failure to properly so comply could result in a Lien on the Acquired Assets or the imposition of any Liability for Taxes on Buyer.

4.18       Employee Benefits Matters.

(a)       Schedule 4.18(a) of the Disclosure Schedules sets forth a correct and complete list of all material Benefit Plans maintained, sponsored or contributed to by Sellers or their Subsidiaries as of the Agreement Date.

(b)      Sellers have provided or made available to Buyer, with respect to each Assumed Benefit Plan, the following, to the extent applicable to such Benefit Plan: (i) a copy of the three (3) most recent Form 5500 annual reports including all schedules and attachments to such report (if required under ERISA), (ii) a copy of the summary plan description (if required under ERISA), together with a summary of material modifications required under ERISA, (iii) a true and complete copy of the written plan document and all amendments thereto, (iv) a copy of all applicable nondiscrimination testing results under the Code for the previous three (3) years and (v) with respect to each such plan that is intended to be qualified under Section 401(a) of the Code or 413(c) of the Code, the most recent determination or opinion letter issued by the Internal Revenue Service with respect to the qualified status of such plan.

(c)       Except where such noncompliance would not have a Material Adverse Effect, each Assumed Benefit Plan has been operated and administered in all material respects in accordance with its terms and in compliance with all applicable Law, including ERISA and the Code. To Sellers’ Knowledge, no event or change has occurred with respect to any Assumed Benefit Plan that is intended to be qualified under Section 401(a) or 413(c) of the Code that would reasonably be expected to cause the loss of such plan’s tax qualified status, or has subjected or would reasonably be expected to subject the Company to a material penalty under Section 502 of ERISA or to an excise tax under the Code.

(d)       All required contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments that have become due and owing as of the date hereof in respect of any current or former employee of the Company have been timely paid in accordance with each Assumed Benefit Plan.

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(e)       Except as set forth in Schedule 1.1(e) of the Disclosure Schedule, no Assumed Benefit Plan is covered by Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, and the Company and its ERISA Affiliates have not sponsored, maintained or contributed to such a plan within the six (6) years prior to the Closing Date. The Company and its ERISA Affiliates do not contribute to or have an obligation to contribute to, and have not at any time within six (6) years prior to the Closing Date contributed to or had an obligation to contribute to, (i) any “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a “defined benefit plan” as defined in ERISA Section 3(35), (iii) a pension plan subject to the funding standards of ERISA Section 302 or Code Section 412, (iv) a “multiple employer plan” within the meaning of ERISA Section 201(a) or Code Section 413(c), (v) a multiple employer welfare arrangement within the meaning of ERISA Section 3(40), or (vi) a VEBA under Code Section 501(c)(9).

(f)       No Seller nor any other “disqualified person” or “party in interest” as defined in Code Section 4975 and Section 3(14) of ERISA, respectively, has engaged in any “prohibited transaction,” as defined in Code Section 4975 or Section 406 of ERISA, with respect to any Assumed Benefit Plan, nor, to Sellers’ Knowledge, has there been any fiduciary violations under ERISA that, in either case, could subject Sellers or their Subsidiaries to any material penalty or tax under Section 502 of ERISA or Code Section 4975. Neither Sellers nor, to Sellers’ Knowledge, any of their respective ERISA Affiliates has any material liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, on account of (a) any violation of the health care requirements of Part 6 of Title I of ERISA or Section 4980B of the Code, (b) under Section 302 of ERISA or Section 412 of the Code or (c) under Title IV of ERISA.

(g)       No actions, suits or claims or any audit or investigation by any governmental authority with respect to the assets of any ERISA Plan or Assumed Benefit Plan are pending or, to Sellers’ Knowledge, threatened, that would reasonably be expected to have a Material Adverse Effect. There is no voluntary compliance submission through the IRS Employee Plans Compliance Resolution System or the DOL’s Voluntary Fiduciary Correction Program pending or in progress.

(h)       There are no Assumed Benefit Plans under which welfare benefits are provided to any current or former employees of Sellers or their Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by Code Section 4980B, Subtitle B of Title I of ERISA or similar state group health plan continuation Laws, the cost of which is fully paid by the eligible participants or their dependents. As of the Agreement Date, there are no legal proceedings pending (other than routine claims for benefits) by or on behalf of any current or former employee of Sellers or, to Sellers’ Knowledge, threatened in writing against any of the Assumed Benefit Plans.

(i)       Each Assumed Benefit Plan that is a “group health
plan” as defined in Section 733(a)(1) of ERISA is and has been in compliance, in all material respects, with each of the applicable requirements of ERISA and the Code, including Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and to Sellers’ Knowledge, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to result in a material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of PPACA (including the requirement to timely file ACA information returns with the IRS or to provide applicable statements to employees under Section 6056 of the Code or 6055 as applicable). Each Assumed Benefit Plan that is a group health plan is in compliance with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and the privacy and security laws governing protected health information under HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, and any applicable state health care privacy and security laws or comparable laws, to the extent applicable.

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(j)       Each Assumed Benefit Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated in documentary and operational compliance in all material respects with the provisions of Section 409A of the Code and the Treasury Regulations thereunder. The Company does not have any “gross up” or indemnity obligation to any individual for taxes imposed under Code Section 4999 or 409A.

(k)       The consummation of the transactions contemplated by this Agreement will not materially increase the amount of, or result in the acceleration of, the time of payment, funding or vesting of compensation or benefits under any Assumed Benefit Plan. There is no contract, agreement or Assumed Benefit Plan covering any current or former employee or director of the Company or any ERISA Affiliate, which individually or in the aggregate, could be expected to give rise to the payment of any amount which would constitute an “excess parachute payment” (as defined in Section 280G of the Code).

4.19       Absence of Changes. To Sellers’ Knowledge, from the Agreement Date through the Closing Date, Sellers have been operated in the Ordinary Course of Business, and there have not been any changes prohibited by Section 6.1 of this Agreement.

4.20       Exclusive Representations and Warranties. Except for the representations and warranties contained in this Article 4 (as modified by the Disclosure Schedules), none of Sellers, nor any of their respective Representatives, makes or has made any other representation or warranty on behalf of Seller. Except for the representations and warranties contained in this Article 4 (as modified by the Disclosure Schedules), Sellers are selling the Acquired Assets “as is-where is” and disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any Representative of Seller). The disclosure of any matter or item in any schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would result in a Seller Material Adverse Effect.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers, as of the Agreement Date, and as of the Closing, except as set forth on the Disclosure Schedules, as follows:

5.1       Organization. Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Buyer has all necessary corporate power and authority to own and operate its properties, to lease the property it operates under lease and to conduct its business.

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5.2       Due Authorization, Execution and Delivery; Enforceability. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is (or will become at Closing) a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is (or will become at Closing) a party and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action on the part of Buyer and no other corporate action on the part of Buyer is necessary to authorize this Agreement and such other Transaction Documents and to consummate the Transactions (subject, in the case of the obligation to consummate the Transactions, to the entry of the Sale Order). This Agreement and the other Transaction Documents to which Buyer is (or will become at Closing) party have been (or will be) duly and validly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by all parties hereto and thereto, other than Buyer) constitute (or will constitute) valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms (subject to the entry of the Sale Order), in each case except as enforceability may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

5.3       Governmental Approvals. No notice to, consent, approval or authorization of or designation, declaration or filing with any Governmental Entity is required by Buyer with respect to Buyer’s execution and delivery of any Transaction Document to which it is (or will become at Closing) a party or the consummation of the Transactions, except (a) the Sale Order having been entered by the Bankruptcy Court and (b) any consent, approval or authorization of or designation, declaration or filing with any Governmental Entity the failure of which to be made or obtained would not, individually or in the aggregate, be reasonably expected to result in a Buyer Material Adverse Effect.

5.4       No Conflicts. The execution, delivery and performance by Buyer of any Transaction Document to which Buyer is (or will become at Closing) a party and the consummation of the Transactions, does not and will not (a) conflict with or result in any breach of any provision of its certificate of incorporation or bylaws or comparable governing documents, (b) conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any Material Contract of Buyer, or (c) result in a violation of any Law or Order applicable to it, except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, result in a Buyer Material Adverse Effect.

5.5       Sufficiency of Funds. Buyer has, or at Closing will have, sufficient cash on hand to enable it to make payment of the cash portion of the Purchase Price and consummate the Transactions.

5.6       Adequate Assurances Regarding Executory Contracts. As of the Closing, Buyer will be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assumed Contracts and Assumed Leases.

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5.7       Exclusive Representations and Warranties. Except for the representations and warranties contained in this Article 5 (as modified by the Disclosure Schedules), none of Buyer, its Affiliates, nor any of their respective Representatives, makes or has made any other representation or warranty on behalf of Buyer. Except for the representations and warranties contained in this Article 5 (as modified by the Disclosure Schedules), Buyer disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Sellers or their Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Sellers by any Representative of Buyer or any of their respective Affiliates). The disclosure of any matter or item in any schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would result in a Buyer Material Adverse Effect.

5.8       No Outside Reliance. Except as otherwise expressly provided in the Agreement, Buyer has not relied and will not rely on, and Sellers are not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Acquired Assets or relating thereto made or furnished by Sellers. BUYER FURTHER ACKNOWLEDGES THAT SHOULD THE CLOSING OCCUR, BUYER WILL ACQUIRE THE ACQUIRED ASSETS AND ASSUME THE ASSUMED LIABILITIES IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED (INCLUDING ANY WITH RESPECT TO ENVIRONMENTAL, HEALTH OR SAFETY MATTERS) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT.

ARTICLE 6
COVENANTS OF THE PARTIES

6.1       Conduct of Business Pending the Closing. During the period from the date of this Agreement and continuing until the earlier of (i) the termination of this Agreement in accordance with its terms and (ii) the Closing (the “Interim Period”), except as may be required by Order of the Bankruptcy Court (provided that Sellers have not directly or indirectly petitioned, sought, requested or moved for such order of the Bankruptcy Court or authorized, supported or directed any other Person to petition, seek, request or move for such Order of the Bankruptcy Court) and applicable Law (including Laws in connection with the COVID-19 pandemic), Sellers shall carry on the Business in the Ordinary Course of Business, except to the extent otherwise agreed in writing by the Buyer, and shall use commercially reasonable efforts to preserve intact the Business, to keep available the services of the Employees, and to maintain their relations and goodwill with their vendors, suppliers, customers, distributors, and any others with whom or with which they have business relationships. Notwithstanding the first sentence of this Section 6.1, during the Interim Period Sellers shall not, without the prior written consent of Buyer:

(a)       (i) other than in the Ordinary Course of Business, enter into, modify, amend, terminate, reject, waive any material rights or obligations under or otherwise seek to reject any Material Contract and Lease or take or omit to take any action that would result (with notice or lapse of time or both) in a default under any Material Contract or Lease or results in, or gives rise to a right with respect to, the termination of any Material Contract or Lease; or (ii) other than in the Ordinary Course of Business and as would not reasonably be expected to cause a Seller Material Adverse Effect, enter into, modify, amend, terminate, reject, waive any material rights or obligations under or otherwise seek to reject any Assumed Contract or take or omit to take any action that would result (with notice or lapse of time or both) in a default under any Assumed Contract or results in, or gives rise to a right with respect to, the termination of any Assumed Contract;

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(b)       sell, transfer, convey, assign, lease, or otherwise dispose of any of the Acquired Assets or permit the Company to purchase any assets, in each case outside of the Ordinary Course of Business;

(c)       mortgage, pledge or subject to Liens (other than Permitted Liens) on the Acquired Assets and/or any of the assets of the Company or any part thereof;

(d)       amend, terminate, or renew any Contract or Lease other than in the Ordinary Course of Business;

(e)       enter into any agreement or commitment or engage in any transaction Relating to the Business which is not in the Ordinary Course of Business;

(f)       institute, settle, compromise or agree to settle any (i) material Proceeding (other than any contested matter or proceeding in or related to the Chapter 11 Cases) before any Governmental Entity relating to the Company (ii) any pending or threatened Claim that could give rise to Liabilities or could impose any binding obligation, whether contingent or realized, on the Company; provided that Sellers, and Sellers’ insurance carriers, may settle, compromise or agree ]to settle any Proceeding, Claim, or matter covered by any insurance policy of Sellers, including, for the avoidance of doubt, any settlements, compromises or agreements to settle that fall within the deductive limits, without the consent of Buyer; or (iii) waive or release any claims or rights included in or related to the Acquired Assets with a value individually or in the aggregate in excess of $50,000;

(g)       engage any new Employee other than in the Ordinary Course of Business, or terminate any Employee other than in the Ordinary Course of Business or for cause;

(h)       other than in the Ordinary Course of Business or as otherwise approved by the Bankruptcy Court, increase the benefits of or compensation payable to (whether in the form of salary, bonus, or otherwise) any Employee, contractor or consultant of any Seller, or grant any bonus, benefit, payment (contingent or otherwise) or other direct or indirect compensation to any Employee, contractor or consultant of any Seller, including pursuant to the Incentive Plan;

(i)       license Intellectual Property Rights except for licenses in the Ordinary Course of Business;

(j)       take any action or fail to take any action required by this Agreement with the knowledge that such action or omission would result in any of the representations and warranties of Sellers in this Agreement becoming untrue in any respect;

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(k)       enter into any Contract providing for capital expenditures with respect to the Business in an amount to be paid after the Closing of more than $50,000, individually, or $100,000, in the aggregate; and/or

(l)       authorize, commit, agree to or enter into any Contract to do any of the foregoing.

Nothing contained in this Agreement is intended to give Buyer or its Affiliates, directly or indirectly, the right to control or direct the business of Sellers prior to the Closing.

6.2       Access. Subject to applicable Law, during the Interim Period, Sellers (a) shall give Buyer and its Representatives reasonable access during normal business hours to the offices, properties, officers, employees, accountants, auditors, counsel and other representatives, data, books and records of Sellers to the extent relating to the Business, as Buyer reasonably deems necessary in connection with effectuating the transactions contemplated by this Agreement, (b) shall furnish to Buyer and its Representatives such financial, operating and property data to the extent relating to the Business and other information as Buyer and its Representatives reasonably request and (c) shall cooperate reasonably with Buyer in its investigation of the Business, including access to facilities or other Acquired Assets and communication with customers and vendors as the case may be. It is acknowledged and understood that no investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or other agreement given or made by Sellers hereunder. Buyer agrees that any on-site inspections of any of Acquired Assets shall be conducted in the presence of Sellers or their Representatives. All inspections shall be conducted so as not to interfere unreasonably with the use of any of the Acquired Assets by Sellers, or operation of the Business, and shall not violate any applicable Law or confidentiality obligations of any Seller.

6.3       Public Announcements. Buyer and Sellers will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or public announcement of this Agreement and the Transactions, but neither Buyer nor Sellers shall issue any press release without the prior written approval of the other Party, in each case except as may be required by Law, court process (including the filing of this Agreement with the Bankruptcy Court as an exhibit to the Sale Motion) or by obligations pursuant to any listing agreement with any national securities exchange and/or as required by any rules and/or regulations of the Securities and Exchange Commission, in which case the non-disclosing party will have the right to review and comment on such release, announcement or communication prior to publication; provided, that any such press release or public announcement shall not identify the Company’s direct or indirect equity holders without the consent of such equity holders in their individual sole discretion.

6.4       Tax Matters.

(a)       All Transfer Taxes arising out of the transfer of the Acquired Assets pursuant to this Agreement and which constitute Assumed Liabilities shall be borne by Buyer. Sellers and Buyer shall cooperate to timely prepare and file any Tax Returns relating to such Transfer Taxes, including any Claim for exemption or exclusion from the application or imposition of any Transfer Taxes. Buyer or Sellers, as applicable, shall file all necessary documentation and returns with respect to such Transfer Taxes when due, and shall promptly, following the filing thereof, furnish a copy of such return or other filing and a copy of a receipt showing payment of any such Transfer Tax to the other Parties hereto. Buyer shall pay all such Transfer Taxes when due.

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(b)       Each of Buyer, on the one hand, and Sellers, on the other hand, shall cooperate fully, as and to the extent reasonably requested, in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes and shall furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets and the Business as is reasonably necessary for filing of all Tax Returns, including any Claim for exemption or exclusion from the application or imposition of any Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any Proceeding relating to any Tax Return.

(c)       Subject to the terms of the Transition Services Agreement, all real and personal property Taxes, assessments, and similar governmental charges levied with respect to the Acquired Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between the pre-Closing Tax period and the post-Closing Tax period as of the Closing Date on a per diem basis. Thereafter, Sellers shall notify Buyer upon receipt of any bill for real or personal property Taxes or similar charges relating to the Acquired Assets, part or all of which are attributable to any post-Closing Tax period, and shall promptly deliver such Tax bill to Buyer, who shall pay the post-Closing portion of same to the appropriate Governmental Authority; provided that if such bill covers the pre-Closing period, Sellers shall also remit to Buyer, prior to the due date of such Tax bill, payment for the proportionate amount of such bill that is attributable to the pre-Closing period. If either Sellers or Buyer shall make a payment which such Party is entitled to have made by the other Party under this Section, such other Party shall promptly make reimbursement (but in no event later than fifteen (15) Business Days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

6.5       Commercially Reasonable Efforts.

(a)       Subject to the terms and conditions of this Agreement and the Transition Services Agreement, each Party shall use its commercially reasonably efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Transactions. Without limiting the generality of the foregoing, the Parties will use their respective reasonable best efforts to (i) take all actions necessary to transfer the Acquired Assets, (ii) take all actions necessary to cause all conditions set forth in Article 7 to be satisfied as soon as practicable, (iii) lift or rescind any existing Order preventing, prohibiting or delaying the consummation of the Transactions, (iv) effect all necessary registration, applications, notices and other filings required by applicable Law, including, as applicable to Sellers, under the Bankruptcy Code, (v) obtain any third party consents necessary to consummate the Transactions, including all necessary Governmental Authorizations, and (vi) execute and deliver any additional instruments necessary to fully carry out the purposes of this Agreement. Buyer shall not and shall cause its Subsidiaries and Affiliates not to, take any action that would reasonably be expected to prevent or materially delay the approval of any Governmental Entity of any of the filings referred to in this Section 6.5(a).

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(b)       To the extent Buyer comes into the possession of any Personally Identifiable Information, Buyer shall immediately deliver such information to Sellers and destroy and/or delete all copies of such information and provide Sellers with evidence of such destruction.

6.6       Further Assurances. Without further consideration, from and after the Closing, the Parties agree to, at the requested Party's sole cost and expense, (a) furnish upon request to each other such further information, (b) execute, acknowledge and deliver to each other such other documents and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction Documents; provided that nothing in this Section 6.6 or this Agreement shall prohibit Seller from ceasing operations or winding up their affairs following the transfer of all Acquired Assets to Buyer.

6.7       Bankruptcy Court Matters.

(a)       Buyer and Sellers acknowledge that this Agreement and the Transactions contemplated hereby are subject to the Bidding Procedures and approval by the Bankruptcy Court and, as applicable, entry of the Bidding Procedures Order and Sale Order. In the event of any discrepancy between this Agreement and the Bidding Procedures Order and the Sale Order, the Bidding Procedures Order and Sale Order shall govern.

(b)       This Agreement and the Transactions are subject to Sellers’ right and ability to consider higher and better competing bids with respect to the Acquired Assets pursuant to the Bidding Procedures Order. Sellers shall conduct any Auction process in accordance with the Bidding Procedures and shall not amend, waive, modify or supplement the Bidding Procedures in any material respect except as provided in the Bidding Procedures Order or any other Order of the Bankruptcy Court. Following completion of any Auction, if Buyer is the successful bidder, neither Sellers nor their agents shall initiate contact with, solicit, encourage submission of, or respond to any inquiries, proposals or offers by any Person in connection with the sale or disposition of the Acquired Assets.

(c)       Subject to Sellers’ obligations to comply with any order of the Bankruptcy Court, Sellers and Buyer will promptly make all filings, take all actions and use commercially reasonable efforts to obtain any and all other approvals and orders necessary or appropriate for consummation of the Transactions. Sellers shall promptly provide Buyer with drafts of all documents, motions, orders, filings or pleadings that Sellers propose to file with the Bankruptcy Court which relate to this Agreement or the Transactions and will provide Buyer with reasonable opportunity to review such filings. Sellers will also promptly provide Buyer with written notice and copies of any other or further notice of appeal, motion, or application filed in connection with any appeal from or application for reconsideration of, any of such orders and any related briefs.

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(d)       Sellers shall comply with the following timeline:

(i)       On the Petition Date, Sellers shall file the Bidding Procedures Motion;

(ii)       No later than May 10, 2022, Sellers shall obtain entry of the Bidding Procedures Order;

(iii)      Sellers shall promptly serve on all counterparties to all of its Contracts and Leases a notice specifically stating that Sellers are or may be seeking the assumption and assignment of such Contracts and Leases and shall notify such counterparties of the deadline for objecting to the Cure Costs, which deadline shall be not less than three (3) Business Days prior to the Sale Hearing;

(iv)     June 3, 2022, shall be the deadline for submission of all qualified bids as set forth in the Bidding Procedures;

(v)      No later than June 8, 2022, the Auction (if necessary) shall have been held pursuant to the Bidding Procedures Order;

(vi)     No later than June 16, 2022, the Bankruptcy Court shall have entered the Sale Order; and

(vii)    No later than the Outside Date, the Closing shall have occurred.

(e)       From and after the date hereof, Sellers shall not take any action that is intended to result in, or fail to take any action the intent of which failure to act would result in, the reversal, voiding, modification or staying of the Bidding Procedures Order or, if Buyer is the Successful Bidder at the Auction, the Sale Order. Buyer has not colluded in connection with its offer or negotiation of this Agreement. From and after the date hereof, Buyer shall not take any action that is intended to result in, or fail to take any action the intent of which failure to act would result in, the reversal, voiding, modification or staying of the Bidding Procedures Order, or if Buyer is the Successful Bidder at the Auction, the Sale Order or consummation of the Transactions.

(f)       Buyer agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of demonstrating that Buyer is a “good faith” purchaser under section 363(m) of the Bankruptcy Code; provided, however, in no event shall Buyer or Sellers be required to agree to any amendment of this Agreement.

(g)       Sellers further covenant and agree that, after the entry of the Sale Order, the terms of any reorganization or liquidation plan Sellers submit to the Bankruptcy Court, or any other court for confirmation or sanction, shall not be intended to (or reasonably likely to) supersede, abrogate, nullify or restrict the terms of this Agreement in any material respect, or prevent the consummation or performance of the Transactions.

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(h)       If an Auction is conducted, and Buyer is not the Successful Bidder for the Acquired Assets, Buyer shall, in accordance with and subject to the Bidding Procedures, be required to serve as the back-up bidder if Buyer is the next highest or otherwise best bidder for the Acquired Assets at the Auction (the party that is the next highest or otherwise best bidder at the Auction after the Successful Bidder, the “Back-Up Bidder”) and, if Buyer is the Back-Up Bidder, Buyer shall, notwithstanding Section 8.1(b)(ii), be required to keep its bid to consummate the Transactions on the terms and conditions set forth in this Agreement (as the same may be improved upon by Buyer in the Auction) open and irrevocable until the first to occur of the Outside Date or the date this Agreement is otherwise terminated pursuant to Article 8. Following the Auction, if the Successful Bidder fails to consummate the applicable Alternative Transaction as a result of a breach or failure to perform on the part of such Successful Bidder, then Buyer, if Buyer is the Back-Up Bidder, will be deemed to have the new prevailing bid, and Sellers may seek authority to consummate the Transactions on the terms and conditions set forth in this Agreement (as the same may be improved upon by Buyer in the Auction) with the Back-Up Bidder.

(i)       In consideration for Buyer having expended considerable time and expense in connection with this Agreement, the Transactions, the negotiation of this Agreement, and the identification and quantification of the assets and Liabilities of Sellers, upon the consummation of any Alternative Transaction following any such termination or as otherwise specified in Section 8.2, Buyer shall be deemed to have earned the Break-Up Fee and Expense Reimbursement, which shall be paid in cash, by wire transfer of immediately available funds to an account designated by Buyer by Sellers, without further order of the Bankruptcy Court. The Break-Up Fee and Expense Reimbursement, as well as Sellers’ obligations to pay any other amounts to Buyer arising under this Agreement, shall be a superpriority administrative expense obligation under Section 503(b) and 507(a)(2) of the Bankruptcy Code with priority over all other administrative expenses specified in section 503(b) of the Bankruptcy Code except for fees and expenses of Persons retained by the Sellers pursuant to sections 327 or 328 of the Bankruptcy Code. Sellers hereby acknowledge that the obligation to pay the Break-Up Fee and Expense Reimbursement (to the extent due hereunder) shall survive the termination of this Agreement and shall have administrative expense status against Sellers and their estate. The Parties acknowledge and agree that (1) the Parties have expressly negotiated the provisions of this Section 6.7(i), (2) the payment of the Break-Up Fee and Expense Reimbursement are integral parts of this Agreement, and (3) in the absence of Sellers’ obligations to make these payments, Buyer would not have entered into this Agreement.

6.8       Cure Costs. Subject to Section 2.5, Sellers shall sell, transfer and assign, all Assumed Contracts and Assumed Leases to Buyer, and Buyer shall purchase and assume all Assumed Contracts and Assumed Leases from Sellers, as of the Closing Date pursuant to sections 363 and 365 of the Bankruptcy Code and the Sale Order. In connection with debts incurred or the assignment and assumption of the Assumed Contracts and Assumed Leases, Buyer shall cure any monetary defaults of the debts incurred or under the Assumed Contracts and Assumed Leases by payment of any Cure Costs as determined in accordance with the Bidding Procedures Order and Sale Order; provided, however, that if an Assumed Contract or Assumed Lease is not assumed and assigned on the Closing Date pursuant to Section 2.5(e), Buyer shall pay Cure Costs as soon as practicable after (i) Sellers obtain the Consent or Governmental Authorization for the applicable Delayed Contract and (ii) the assumption and assignment of an Assumed Contract or Assumed Lease. Buyer shall be responsible for demonstrating and establishing adequate assurance of future performance before the Bankruptcy Court with respect to the Assumed Contracts and Assumed Leases

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6.9       Preservation of Books and Records. For a period of three (3) years after the Closing Date, Buyer shall provide to Sellers and their respective Representatives (after reasonable notice and during normal business hours and without undue interference to the business operations of Buyer, and at Sellers’ sole cost and expense) reasonable access to, including the right to make copies of, all books and records included in and otherwise related to the Acquired Assets, to the extent necessary to permit Sellers to determine any matter relating to their rights and obligations hereunder or to any period ending on or before the Closing Date (for example, for purposes of any Tax or accounting audit or any claim or litigation matter, but not for any dispute or claim between Buyer and Sellers in connection with this Agreement, the Transaction Documents or otherwise), for periods prior to the Closing and shall preserve such books and records until the later of (i) such period as shall be consistent with Buyer’s records retention policy in effect from time to time, (ii) the retention period required by applicable Law, (iii) the conclusion of all bankruptcy proceedings relating to the Chapter 11 Cases, or (iv) such three (3) period. Such access shall include access to any information in electronic form to the extent reasonably available. Buyer acknowledges that Sellers have the right to retain originals or copies of all of books and records included in or related to the Acquired Assets for periods prior to the Closing. To the extent that any books and records Related to the Business, the Acquired Assets, or the Assumed Liabilities do not constitute Acquired Assets, Sellers (or any subsequently appointed representative of their bankruptcy estates) shall preserve such books and records relating to the pre-Closing Business for a period of six (6) months from the date on which all Acquired Assets have been transferred pursuant to this Agreement and the other Transaction Documents, and shall make such books and records available to Buyer, at Buyer’s sole cost and expense, as may be reasonably required by Buyer in connection with, among other things, any insurance claims, legal proceedings, Tax audits, or governmental investigations, or in order to allow Buyer to comply with its obligations under this Agreement and the other Transaction Documents.

6.10       Notification of Certain Matters. To the extent permitted by applicable Law, Sellers and Buyer will give prompt written notice to the other Parties of (a) the existence of any fact or circumstance, or the occurrence of any event, of which it has Knowledge that would reasonably be likely to cause a condition to a Party’s obligations to consummate the Transactions set forth in Article 7 not to be satisfied as of any date, including the breach of any representation, warranty, or covenant in this Agreement, (b) any notice or other communication from any Person asserting that the consent of such Person which is or may be required in connection with the Transactions is not likely to be obtained prior to Closing or any written objection or proceeding challenging the Transactions or the entry of the approval by the Bankruptcy Court, or (c) the receipt of any notice or other communication from any Governmental Entity in connection with the Transactions contemplated by this Agreement; provided, however, that the delivery of any such notice pursuant to this Section 6.10 shall not be deemed to amend or supplement this Agreement and the failure to deliver any such notice shall not constitute a waiver of any right or condition to the consummation of the transactions contemplated hereby by any Party. Subject to (i) any confidentiality provisions binding the Sellers and (ii) restrictions of access to classified information, Sellers shall permit Buyer or its Representatives to review in advance any proposed material written or material oral communication or information submitted to any Governmental Entity in connection with the Transactions, shall furnish Buyer with copies of all correspondence, filings and communications with any Governmental Entity, and shall not agree to participate in any meeting with any Governmental Entity related to the Transactions unless Sellers consult with Buyer in advance and, to the extent permitted by any such Governmental Entity, give Buyer the opportunity to attend and participate in such meeting, in each case to the maximum extent practicable and in accordance with applicable Law. Each Party shall furnish the other Party with such necessary information and assistance as such other Party may reasonably request in connection with their preparation of filings, registrations, requests or submissions of information to any Governmental Entity in connection with this Agreement and the Transactions; provided, however, that Sellers may withhold such information if Sellers determine that such disclosure thereof would violate (i) any confidentiality provisions binding on the Sellers or (ii) any restrictions of access to classified information.

6.11       Confidentiality.

(a)       From and after the Closing, Sellers shall keep confidential all non-public information regarding the Acquired Assets, except for (i) such public disclosure as Sellers and their counsel may reasonably determine to be required under any applicable Law, regulation, or Order (provided that Sellers will provide Buyer with prior written notice of any such disclosure to the extent permitted by applicable Law and, where applicable and reasonably requested by Buyer and at Buyer’s sole cost and expense, Sellers will use commercially reasonable efforts to cooperate with Buyer to obtain a protective order or other confidential treatment or otherwise limit the scope of information that is required to be disclosed, and Sellers shall only disclose that portion of such information as Sellers are advised by their counsel in writing is required to be disclosed) and (ii) disclosure to its representatives (including any prospective or actual financing sources, whether debt or equity) solely to the extent that such parties need to know such information and agree to be bound by confidentiality obligations no less protective than those set forth in this Section 6.11(a).

(b)       The Parties hereby acknowledge and agree that the Confidentiality Agreement is enforceable in accordance with its terms, it being understood and agreed, however, that Buyer’s obligations thereunder related to Confidential Information (as defined therein) that constitutes an Acquired Asset or Assumed Liability shall terminate automatically effective as of the Closing.

6.12       Employees.

(a)       Subject to the terms and conditions of the Transition Services Agreement and entry of the Sale Order, no later than five (5) days prior to the Closing Date, Buyer shall, or shall cause its designated Affiliate or Affiliates, to extend offers of employment to all of Sellers’ employees as of the Agreement Date who have not been terminated or otherwise left the employ of Sellers prior to the Closing Date. Sellers will make available to Buyer a correct and complete list of all their current employees as of ten (10) days prior to the Closing Date and, on or around the Petition Date, shall use reasonable efforts to inform all Employees, in a manner reasonably acceptable to Buyer, of Buyer’s intention to extend offers of employment on the terms set forth this Section 6.12 and contingent upon the Closing of the sale to Buyer. Each Employee who accepts such offer shall be deemed a “Transferred Employee”. Any such offer of employment will be effective as of the Closing Date and contingent upon the Closing, and with respect to each of the Employees who is then employed by Sellers, Buyer shall make commercially reasonable efforts to keep such employment at the same location, at the same base wage or hourly rate, with employee benefits which are substantially comparable in the aggregate and on the same terms and conditions of employment as in effect immediately prior to the Closing. Buyer shall give each Transferred Employee credit for years of service with Sellers for purposes of determining compensation time under new employment with Buyer. Additionally, during the six (6) month period following the Closing, Buyer shall (i) reasonably evaluate each Transferred Employee for participation in any management equity incentive pool which Buyer, in consultation with the Company’s management, may choose to establish, and (ii) grant a profits interest, or equivalent equity incentive, from such pool to such key Transferred Employees as determined by Buyer in its commercially reasonable discretion in consultation with the Company’s management. To the extent permitted by Law, Sellers shall deliver a notice, which, at the option of Buyer, may be a joint notice by Buyer and Sellers, to each of the Transferred Employees in a form reasonably satisfactory to Buyer (i) informing such Transferred Employees about the sale of the Acquired Assets to Buyer, and (ii) terminating their employment with Sellers. Sellers shall permit Buyer to concurrently send a notice to each of the Transferred Employees in a form reasonably satisfactory to Sellers describing their offer of employment by Buyer, if any, and providing contact information for any questions.

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(b)       Buyer (or its designated Affiliate) shall assume the Assumed Benefit Plans. Buyer, on the one hand, and Sellers, on the other, shall take such actions as are necessary and reasonably requested by the other Party to cause Buyer (or its designated Affiliate) to assume sponsorship of the Assumed Benefit Plans as of the Closing and to effect the transfer of all assets and benefit liabilities of the Assumed Benefit Plans together with all related trust, insurance policies and administrative services agreements, effective as soon as practicable following the Closing, subject to the terms of the Transition Services Agreement. Buyer will not become a participating company in any of the Benefit Plans provided by Sellers by virtue of purchasing the Acquired Assets and operating the Business and will have no liability for any of the benefits provided under any of the Sellers’ Benefit Plans, other than the Assumed Benefit Plans or as may be required by applicable Law.

(c)       No provision of this Section 6.12 shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Buyer to terminate, any Transferred Employee, other employee or other service provider for any reason, (ii) confer upon any Person (including any current or former director, officer or employee of, or consultant or independent contractor to, Buyer or any of its Subsidiaries) any third party beneficiary or other rights or remedies, or (iii) constitute an amendment to any Benefit Plan of Buyer or Sellers.

6.13       Bulk Transfer Laws. Buyer acknowledges that Sellers will not comply with the provisions of any bulk transfer laws or similar laws of any jurisdiction in connection with the transactions contemplated by this Agreement, including the United Nations Convention on the Sale of Goods, and hereby waives all claims related to the non-compliance therewith. The Parties intend that pursuant to section 363(f) of the Bankruptcy Code and to the extent provided for in the Sale Order, the transfer of the Acquired Assets shall be free and clear of any Liens on the Acquired Assets (except Permitted Liens), including any Liens arising out of the bulk transfer Laws, and the Parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order.

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6.14       Collection of Accounts Receivable. As of the Closing Date, Sellers hereby (a) authorize Buyer to open any and all mail addressed to Sellers and delivered to the Leased Premises; and (b) appoint Buyer as their attorney-in-fact to endorse, cash and deposit any monies, checks or negotiable instruments which constitute Acquired Assets which are made payable or endorsed to any Seller or any Seller’s order, for Buyer’s own account.

6.15       Use of Name and Marks. As of the Closing Date, neither Sellers nor any of their Affiliates shall use, license or authorize any third party to use any name, slogan, logo or trademark in such a manner which is likely to cause confusion or mistake with the names, trademarks, or service marks included in the Transferred Intellectual Property, subject to the terms of the Transition Services Agreement.

6.16       No Successor Liability. Except as otherwise expressly ordered by the Bankruptcy Court, the Parties intend that, to the fullest extent permitted by Law, including under section 363 of the Bankruptcy Code, upon the Closing, Buyer shall not and shall not be deemed to: (a) be a successor (or other such similarly situated party) to Sellers, including a “successor employer” for purposes of the Code, ERISA, or other applicable Laws; (b) have any responsibility or Liability for any obligations of any Seller, except as otherwise provided in this Agreement, based on any theory of successor liability or any similar theory; (c) have, de facto or otherwise, merged with or into any Seller; (d) be an alter ego or mere continuation or substantial continuation of any Seller (and there is no continuity of enterprise between Buyer and any Seller), including, within the meaning of any foreign, federal, state or local revenue, pension, ERISA, COBRA, Tax, labor, employment, environmental, products liability, or other Law, rule, regulation, or doctrine; or (e) be holding itself out to the public as a continuation of any Seller or its estate. The Buyer acknowledges and agrees that this Section 6.16 shall not in any way be deemed to modify or contract the Buyer’s obligations with respect to Assumed Liabilities.

ARTICLE 7
CONDITIONS TO OBLIGATIONS OF THE PARTIES

7.1       Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the Transactions is subject to the satisfaction (or written waiver by Buyer in Buyer’s sole discretion) at or prior to the Closing Date of each of the following conditions:

(a)       Accuracy of Representations and Warranties. The representations and warranties of Sellers set forth in Article 4 shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “Seller Material Adverse Effect” and words of similar import set forth therein), except where the failure of such representations or warranties to be true and correct would not reasonably be expected to have a Seller Material Adverse Effect, as of the Agreement Date and at and as of the Closing as though made at and as of the Closing (in each case, except to the extent expressly made as of another date, in which case as of such date as if made at and as of such date).

(b)       Performance of Obligations. Sellers shall have performed in all material respects all obligations and agreements contained in this Agreement required to be performed by them on or prior to the Closing Date, including all deliveries required under Section 3.1(b).

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(c)       Bidding Procedures Motion. Sellers shall have filed the Bidding Procedures Motion on the Petition Date.

(d)       Bidding Procedures Order. The Bankruptcy Court shall have entered the Bidding Procedures Order no later than May 10, 2022.

(e)       Sale Order. The Bankruptcy Court shall have entered the Sale Order on or before June 16, 2022, and no Order staying, reversing, modifying or amending such Sale Order shall be in effect on the Closing Date.

(f)       DIP Order. The Bankruptcy Court shall have entered the DIP Order, no Order staying, reversing, modifying or amending such DIP Order shall be in effect on the Closing Date, and any challenge periods under the DIP Order shall have expired as of the Closing Date.

(g)       Assignment of Material Contracts. As of the Closing Date, Sellers shall have obtained, pursuant to the Sale Order or otherwise, authorization to assign to Buyer all Material Contracts, except for those Material Contracts that constitute Delayed Contracts and that cannot be assigned to Buyer as of the Closing Date because the applicable Governmental Authorization has not yet been obtained.

(h)       Acceptance to Counsel to Buyer. The form and substance of all legal matters contemplated hereby and of all documents and instruments delivered hereunder shall be reasonably acceptable to Buyer’s counsel.

(i)       No Business Change. No change shall have occurred or be threatened regarding the Business, the Acquired Assets or the Assumed Liabilities which could be reasonably likely to have a Seller Material Adverse Effect.

(j)       Officer’s Certificate. Buyer shall have received a certificate, dated the Closing Date, of a duly authorized executive officer of each Seller to the effect that the conditions specified in Section 7.1(a), and Section 7.1(b) above have been fulfilled.

(k)       No Order. No court or other Governmental Entity has issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

7.2       Conditions Precedent to the Obligations of Sellers. The obligation of Sellers to consummate the Transactions is subject to the satisfaction (or written waiver by Sellers) at or prior to the Closing Date of each of the following conditions:

(a)       Accuracy of Representations and Warranties. The representations and warranties of Buyer (i) set forth in Section 5.1 (Organization) and Section 5.2 (Due Authorization), shall be true and correct in all material respects, and (ii) set forth in Article 5 (other than those described in clause (i)) shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “Buyer Material Adverse Effect” and words of similar import set forth therein), except where the failure of such representations or warranties to be true and correct would not reasonably be expected to have a Buyer Material Adverse Effect, in the case of each of clauses (i) and (ii), as of the Agreement Date and at and as of the Closing as though made at and as of the Closing (in each case, except to the extent expressly made as of another date, in which case as of such date as if made at and as of such date).

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(b)       Performance of Obligations. Buyer shall have performed in all material respects all obligations and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date, including all deliveries required under Section 3.1(c).

(c)       Sale Order. The Bankruptcy Court shall have entered the Sale Order, and no Order staying, reversing, modifying or amending such Sale Order shall be in effect on the Closing Date.

(d)       Officer’s Certificate. Sellers shall have received a certificate, dated the Closing Date, of a duly authorized executive officer of Buyer to the effect that the conditions specified in Section 7.2(a) and Section 7.2(b) above have been fulfilled.

(e)       No Order. No court or other Governmental Entity has issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

7.3       Frustration of Conditions Precedent. Neither Buyer nor Sellers may rely on the failure of any condition set forth in this Article 7, as applicable, to be satisfied if such failure was caused by such Party’s failure to use, as required by this Agreement, its reasonable best efforts to consummate the Transactions contemplated hereby.

ARTICLE 8
TERMINATION

8.1       Termination of Agreement. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)       by mutual written agreement of Sellers and Buyer;

(b)       by either Sellers or Buyer:

(i)       if there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited, or if any Order permanently restraining, prohibiting or enjoining Buyer or Sellers from consummating the Transactions is entered and such Order shall become final; provided, however, that no termination may be made by a Party under this Section 8.1(b)(i) if the issuance of such Order was caused by the material breach of any representations, warranties, covenants or agreements contained in this Agreement by such Party; or

(ii)       upon Sellers’ written agreement to enter into an Alternative Transaction.

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(c)       by Buyer by giving written notice to each Seller if there has been a breach by any Seller of any representation, warranty, covenant, or agreement contained in this Agreement that would prevent the satisfaction of the conditions to the obligations of Buyer at Closing set forth in Section 7.1(a) and Section 7.1(b), and such breach has not been waived by Buyer, or, if such breach is curable, cured by such Seller prior to the earlier to occur of (A) twenty (20) days after receipt of Buyer’s notice of such breach, and (B) the Outside Date; provided, that Buyer shall not have a right of termination pursuant to this Section 8.1(c) if Sellers could, at such time, terminate this Agreement pursuant to Section 8.1(i);

(d)       by Buyer, if (i) the DIP Order shall not have been entered by the deadline set forth in this Agreement, (ii) the Bidding Procedures Order shall not have been entered by the deadline set forth in this Agreement, (iii) the Sale Order shall not have been entered by the deadline set forth in this Agreement, or (iv) at any time after entry of the DIP Order, the Bidding Procedures Order, and the Sale Order, such Orders are reversed, stayed for more than fourteen (14) days, vacated or modified to the extent such modifications are reasonably expected to have a Seller Material Adverse Effect;

(e)       by Buyer, if any Party seeks to have the Bankruptcy Court enter an order dismissing, or converting into a case under chapter 7 of the Bankruptcy Code, the Bankruptcy Case, or appointing a trustee in the Bankruptcy Case or appointing a responsible officer or an examiner under Bankruptcy Code section 1106(b);

(f)       by Buyer, upon occurrence of any Seller Material Adverse Effect;

(g)       by Buyer if (i) Sellers consummate an Alternative Transaction, or (ii) Buyer is neither the Successful Bidder nor the Back-Up Bidder following the Auction;

(h)       by Buyer or Sellers if the Closing shall not have occurred on or before the Outside Date, provided, however that no termination may be made a Party under this Section 8.1(h) if the failure to close on or before the Outside Date was caused by the material breach of any representations, warranties, covenants or agreements contained in this Agreement by such Party;

(i)       by Sellers by giving written notice to Buyer if there has been a breach by Buyer of any representation, warranty, covenant, or agreement contained in this Agreement that would prevent the satisfaction of the conditions to the obligations of Sellers at Closing set forth in Section 7.2(a) and Section 7.2(b), and such breach has not been waived by Sellers, or, if such breach is curable, cured by such Buyer prior to the earlier to occur of (A) twenty (20) days after receipt of Sellers’ notice of such breach, and (B) the Outside Date; provided, that Sellers shall not have a right of termination pursuant to this Section 8.1(i) if Buyers could, at such time, terminate this Agreement pursuant to Section 8.1(c); or

(j)       by Sellers if the governing body of Sellers determines, upon advice from outside legal counsel, that proceeding with the Transactions or failing to terminate this Agreement would violate its or such governing body’s fiduciary obligations under applicable Law, including to pursue an Alternative Transaction. For the avoidance of doubt, and subject to the terms and conditions of this Agreement (including Buyer’s right to terminate this Agreement in accordance with this Section 8.1), Sellers retain the right to pursue any transaction or restructuring strategy that, in Seller’s business judgment, will maximize the value of its estates.

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Each condition set forth in this Section 8.1 pursuant to which this Agreement may be terminated shall be considered separate and distinct from each other such condition. If more than one of the termination conditions set forth in this Section 8.1 is applicable, the applicable Party shall have the right to choose the termination condition pursuant to which this Agreement is to be terminated.

8.2       Consequences of Termination. In the event of any termination of this Agreement by either or both of Buyer and Sellers pursuant to Section 8.1, written Notice thereof shall be given by the terminating Party to the other Parties hereto, specifying the provision hereof pursuant to which such termination is made, this Agreement shall thereupon terminate and become void and of no further force and effect (other than Section 6.3 (Public Announcements), Section 6.7(g), this Section 8.2 (Consequences of Termination) and Article 9 (Miscellaneous) and to the extent applicable in respect of such Sections and Article, Article 1 (Definitions)), and the Transactions shall be abandoned without further action or Liability of any of the Parties hereto, except that such termination shall not relieve any Party of any Liability for Fraud or breach of this Agreement prior to such termination; provided that, notwithstanding anything to the contrary herein, subject to Section 9.10(d), (i) the sole and exclusive remedies of Buyer for any breach of this Agreement by Sellers shall be, if applicable, to terminate this Agreement pursuant to Section 8.1(c), and (ii) in no event shall Sellers be liable for monetary damages in connection with this Agreement and the Transactions except for payment of the Break-Up Fee and Expense Reimbursement to the extent payable. Notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to: (a) any of Section 8.1(b)(ii), 8.1(g) or 8.1(j), Sellers shall pay Buyer the Break-Up Fee; and/or (b) any of Section 8.1(b)(ii), 8.1(c), 8.1(e), 8.1(g), or 8.1(j), then Sellers shall pay Buyer the Expense Reimbursement, in each case as provided under Section 6.7(i).

ARTICLE 9
MISCELLANEOUS

9.1       Expenses. Except as set forth in this Agreement, including with respect to the Break-Up Fee and Expense Reimbursement, and whether or not the Transactions are consummated, each Party hereto shall bear all costs and expenses incurred or to be incurred by such Party in connection with this Agreement and the consummation of the Transactions.

9.2       Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Sellers without the prior written consent of Buyer, or by Buyer without the prior written consent of Sellers; provided that Buyer may, without the consent of any other party, assign this Agreement and its rights and obligations hereunder in whole or in part to any Affiliate; provided further, that Buyer shall remain jointly and severally liable with such Affiliate for Buyer’s obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, including any liquidating trustee, responsible Person or similar representative for Sellers or Sellers’ estate appointed in connection with the Chapter 11 Cases.

9.3       Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of Sellers (and their estates), Buyer and their respective successors or permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein.

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9.4       Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be personally served, delivered by a nationally recognized overnight delivery service with charges prepaid, or transmitted by hand delivery, or facsimile or electronic mail, addressed as set forth below, or to such other address as such Party shall have specified most recently by written Notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by facsimile or electronic mail with confirmation of receipt; provided that if delivered or transmitted on a day other than a Business Day or after 5:00 p.m. New York time, notice shall be deemed given on the next Business Day. Notice otherwise sent as provided herein shall be deemed given on the next Business Day following timely deposit of such Notice with an overnight delivery service:

If to any Seller:	EYP Group Holdings, Inc. 201 Fuller Road, 5th Floor Albany, New York 12203 Attention: Kefalari L. Mason Email: kmason@eypae.com

With copies to:	DLA Piper LLP (US) 444 West Lake Street Chicago, Illinois 60606
	Attention:	Richard A. Chesley
	Email:	richard.chesley@us.dlapiper.com

If to Buyer:	Ault Alliance, Inc. 1141 Southern Highlands Parkway, Suite 240 Las Vegas, NV 89141
	Attention:	Christopher Wu Henry Nisser
	Email:	christopher@bitnile.com henry@bitnile.com

With copies to:	Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. 2029 Century Park East Suite 3100 Los Angeles, California 90067
	Attention:	Abigail V. O’Brient
	Email:	aobrient@mintz.com

Rejection of or refusal to accept any Notice, or the inability to deliver any Notice because of changed address of which no Notice was given, shall be deemed to be receipt of the Notice as of the date of such rejection, refusal or inability to deliver.

9.5       Choice of Law. Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement shall be construed and interpreted, and the rights of the Parties shall be determined, in accordance with the Laws of the State of Delaware, without giving effect to any provision thereof that would require or permit the application of the substantive laws of any other jurisdiction.

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9.6       Entire Agreement; Amendments and Waivers. This Agreement, the Disclosure Schedules, the Exhibits hereto, the Sale Order, and all Transaction Documents and all certificates and instruments delivered pursuant hereto and thereto constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties. This Agreement may be amended, supplemented or modified, and any of the terms, covenants, representations, warranties or conditions may be waived, only by a written instrument executed by Buyer and Sellers, or in the case of a waiver, by the Party waiving compliance. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), and no such waiver shall constitute a continuing waiver unless otherwise expressly provided.

9.7       Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Counterparts to this Agreement may be executed via physical or electronic signature and delivered via facsimile, electronic mail, or other means of electronic transmission. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the Party against whom enforcement is sought.

9.8       Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

9.9       Headings. The table of contents and the headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

9.10       Exclusive Jurisdiction; Specific Performance.

(a)       Subject to Section 9.10(b), without limiting any Party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any Claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, and (ii) any and all Proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive Notices at such locations as indicated in Section 9.4. For the avoidance of doubt, this Section 9.10 shall not apply to any Claims that Buyer or its Affiliates may have against any third party following the Closing.

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(b)       Notwithstanding anything herein to the contrary, in the event the Chapter 11 Cases of Sellers are closed or dismissed, the Parties hereby agree that all Claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, shall be heard and determined exclusively in any federal court sitting in the District of Delaware or, if that court does not have subject matter jurisdiction, in any state court located in Delaware (and, in each case, any appellate court thereof), and the Parties hereby consent to and submit to the jurisdiction and venue of such courts.

(c)       Buyer acknowledges that Sellers would be damaged irreparably in the event that the terms of this Agreement are not performed by Buyer in accordance with its specific terms or otherwise breached or Buyer fails to consummate the Closing and that, in addition to any other remedy that Sellers may have under law or equity, Sellers shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and to seek to enforce specifically the terms and provisions hereof that are required to be performed by Buyer. Buyer further agrees that Sellers shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(d)       Sellers acknowledge that Buyer would be damaged irreparably in the event that the terms of this Agreement are not performed by Sellers in accordance with its specific terms or otherwise breached or Sellers fail to consummate the Closing and that, in addition to any other remedy that Buyer may have under law or equity, Buyer shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and to seek to enforce specifically the terms and provisions hereof that are required to be performed by Sellers. Sellers further agree that Buyer shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.11       WAIVER OF RIGHT TO TRIAL BY JURY. SELLERS AND BUYER HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). FOR THE AVOIDANCE OF DOUBT, THIS SECTION 9.11 SHALL NOT APPLY TO ANY CLAIMS THAT BUYER OR ITS AFFILIATES MAY HAVE AGAINST ANY THIRD PARTY FOLLOWING THE CLOSING.

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9.12       Survival. Each and every representation and warranty contained in this Agreement shall expire and be of no further force and effect as of the Closing. Each and every covenant and agreement contained in this Agreement (other than the covenants contained in this Agreement which by their terms are to be performed (in whole or in part) by the Parties following the Closing (each, a “Post-Closing Covenant”)) shall expire and be of no further force and effect as of the Closing. Each Post-Closing Covenant shall survive the Closing until the earlier of (a) performance of such Post-Closing Covenant in accordance with this Agreement or, (b) (i) if time for performance of such Post-Closing Covenant is specified in this Agreement, sixty (60) days following the expiration of the time period for such performance or (ii) if time for performance of such Post-Closing Covenant is not specified in this Agreement, sixty (60) days following the expiration of the applicable statute of limitations with respect to any claim for any failure to perform such Post-Closing Covenant; provided that if a written notice of any claim with respect to any Post-Closing Covenant is given prior to the expiration thereof then such Post-Closing Covenant shall survive until, but only for purposes of, the resolution of such claim by final, non-appealable judgment or settlement.

9.13       Computation of Time. In computing any period of time prescribed by or allowed with respect to any provision of this Agreement that relates to Seller or the Chapter 11 Cases, the provisions of Bankruptcy Rule 9006(a) shall apply.

9.14       Time of Essence. Time is of the essence of this Agreement.

9.15       Non-Recourse. No past, present or future director, manager, officer, employee, incorporator, member, partner or equity holder of Buyer or Sellers shall have any Liability for any Liabilities of Buyer or Sellers, respectively, under this Agreement or for any Claim based on, in respect of, or by reason of the Transactions. This Agreement may only be enforced against, and any Claim, action (including in the Chapter 11 Case), suit, Proceeding or investigation based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement.

9.16       Disclosure Schedules. Except as set forth in this Agreement, the inclusion of any information (including dollar amounts) in Disclosure Schedules shall not be deemed to be an admission or acknowledgment by any Party that such information is required to be listed on such section of the relevant schedule or is material to or outside the Ordinary Course of Business of any Person. The information contained in this Agreement, the exhibits hereto and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of any Law or breach of contract). Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement. The Disclosure Schedules set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Disclosure Schedules relates; provided, however, that any information set forth in one Schedule to the Disclosure Schedules will be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face. From the Agreement Date to three (3) Business Days prior to the Closing, Sellers have the continuing obligation to (a) promptly supplement, modify, or amend the information set forth on the Disclosure Schedules with respect to any matter hereafter arising or discovered after the Agreement Date which, if existing or known at the Agreement Date, would have been required to have been set forth on such Disclosure Schedules, and (b) if necessary or appropriate to correct any inaccuracy in a representation made by Sellers resulting from any matter hereafter arising or discovered after the Agreement Date, to promptly add a schedule to the Disclosure Schedules with a corresponding reference in this Agreement (such hereafter arising or discovered information, the “Updating Information”). Sellers shall provide Buyer written notice within two (2) Business Days of becoming aware of the need for any Updating Information.

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9.17       Sellers’ Representative; Dealings Among Sellers. By its execution and delivery of this Agreement, each Seller hereby irrevocably constitutes and appoints EYP as its true and lawful agent and attorney-in-fact (the “Sellers’ Representative”), with full power of substitution to act in such Seller’s name, place and stead with respect to all Transactions and all terms and provisions of this Agreement, and to act on such Seller’s behalf in any Proceeding, and to do or refrain from doing all such further acts and things, and execute all such documents as Sellers’ Representative shall deem necessary or appropriate in connection with the Transactions. The appointment of Sellers’ Representative shall be deemed coupled with an interest and shall be irrevocable, and Buyer, its Affiliates and any other Person may conclusively and absolutely rely, without inquiry, upon any action of Sellers’ Representative on behalf of Sellers in all matters referred to herein or contemplated hereby including any direction regarding the amount of any payment to any Seller. Buyer shall have no obligation of any nature whatsoever for determining any allocation of any payments among Sellers. Without limiting the generality of the foregoing, absent specific direction by Sellers’ Representative, Buyer shall be deemed to have fulfilled its obligations hereunder absolutely with respect to any amounts payable by it under or pursuant to this Agreement or the delivery of any instruments if Buyer shall pay any such amounts or deliver such instruments to Sellers’ Representative. All Notices delivered by Buyer (whether prior to or following the Closing) to Sellers’ Representative (whether pursuant hereto or otherwise) for the benefit of Sellers shall constitute valid and timely Notice to all of Sellers.

9.18       Mutual Drafting. This Agreement is the result of the joint efforts of Buyer and Sellers, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Parties and there is to be no construction against any Party based on any presumption of that Party’s involvement in the drafting thereof.

9.19       Fiduciary Obligations. Nothing in this Agreement, or any document related to the Transactions contemplated hereby, without limiting in any way Buyer’s rights and remedies set forth in this Agreement, will require Sellers or any of its governing bodies, directors, officers or members, in each case, in their capacity as such, to take any action, or to refrain from taking any action, to the extent inconsistent with their fiduciary obligations.

9.20       No Right of Set-off. Except as otherwise provided herein, including with respect to the Secured Debt, Buyer and its respective successors and permitted assigns hereby waives any rights of set-off, netting, offset, recoupment, or similar rights that Buyer or any of its successors and permitted assigns has or may have with respect to the payment of the Purchase Price or any other payments to be made by Buyer pursuant to this Agreement, any Transaction Documents, or any other document or instrument delivered by Buyer in connection herewith.

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51

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Sellers and Buyer as of the date first above written.

BUYER:

AULT ALLIANCE, INC.

By:
Name: Christopher Wu
Title: President

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Sellers and Buyer as of the date first above written.

SELLER:

EYP GROUP HOLDINGS, INC.,
a Delaware corporation

By:
Name: Kefalari Mason
Title: Authorized Officer

EYP HOLDINGS, INC.,
a Delaware corporation

By:
Name: Kefalari Mason
Title: Authorized Officer

EYP, INC.,
a Massachusetts corporation

By:
Name: Kefalari Mason
Title: Authorized Officer

EYP ARCHITECTURE & ENGINEERING, P.C.,
a New York professional corporation

By:
Name: Kefalari Mason
Title: Authorized Officer

[Signature Page to Asset Purchase Agreement]

EYP ARCHITECTURE & ENGINEERING OF CT, INC.,
a Connecticut corporation

By:
Name: Kefalari Mason
Title: Authorized Officer

EYP ARCHITECTURE & ENGINEERING OF NJ, INC.,
a New Jersey corporation

By:
Name: Kefalari Mason
Title: Authorized Officer

EYPAE, INC.,
a Massachusetts corporation

By:
Name: Kefalari Mason
Title: Authorized Officer

WHR ARCHITECTURE, PC,
a Texas professional corporation

By:
Name: Kefalari Mason
Title: Authorized Officer

WHR DESIGN, P.C.,
a Texas professional corporation

By:
Name: Kefalari Mason
Title: Authorized Officer

[Signature Page to Asset Purchase Agreement]